Exhibit 10.1

Execution Version

Deal CUSIP Number: 49435JAA8

Revolving Facility CUSIP Number: 49435JAB6

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of December 16, 2025,

among

KIMBELL ROYALTY PARTNERS, LP,
as the Borrower,

AND

The Guarantors from Time To Time Parties Hereto,

AND

The Lenders from Time to Time Parties Hereto,

AND

CITIBANK, N.A.,
as Administrative Agent

AND

Citibank, N.A., BofA Securities, Inc., Capital One, N.A., Frost Bank, JPMorgan Chase Bank, N.A., KeyBanc Capital Markets Inc., Mizuho Bank, Ltd., PNC Capital Markets LLC, Royal Bank of Canada, SouthState Bank, N.A., and Truist Securities, Inc.

as Joint Lead Arrangers

AND

Bank of America, N.A., Capital One, N.A, Frost Bank, JPMorgan Chase Bank, N.A., KeyBank, N.A., Mizuho Bank, Ltd., PNC Bank, N.A., Royal Bank of Canada, SouthState Bank, N.A., and Truist Bank

as Co-Documentation Agents

$1,500,000,000 Senior Secured Facility

CITIBANK, N.A.

as Lead Arranger and Syndication Agent

TABLE OF CONTENTS

Page No.

Article I DEFINITIONS		1

Section 1.1	Defined Terms	1
Section 1.2	Other Interpretive Provisions	43
Section 1.3	Accounting Terms	45
Section 1.4	References to Agreements, Laws, Etc.	45
Section 1.5	Times of Day	45
Section 1.6	Divisions	45
Section 1.7	Rates	46

Article II AMOUNT AND TERMS OF CREDIT		46

Section 2.1	The Facility and Commitments	46
Section 2.2	Maximum Number of Advances	47
Section 2.3	Disbursement of Funds	47
Section 2.4	Repayment of Loans; Evidence of Debt	48
Section 2.5	Conversions and Continuations	49
Section 2.6	Pro Rata Borrowings	50
Section 2.7	Interest	50
Section 2.8	Interest Periods	52
Section 2.9	Inability to Determine Rates	52
Section 2.10	Increased Costs	53
Section 2.11	Benchmark Replacement Setting	54
Section 2.12	Illegality	56
Section 2.13	Compensation for Losses	56
Section 2.14	Change of Lending Office	57
Section 2.15	Notice of Certain Costs	57
Section 2.16	The Borrowing Base	57
Section 2.17	Scheduled Determinations of Borrowing Base; Delivery of Reserve Report	58
Section 2.18	Unscheduled Redeterminations of the Borrowing Base	58
Section 2.19	Procedure for Determining Borrowing Base	59
Section 2.20	Reduction of Borrowing Base upon Sale of Borrowing Base Properties or Equity Interests in Restricted Subsidiaries, Hedge Terminations and Issuance of Permitted Additional Debt	59
Section 2.21	Defaulting Lenders	60

Article III LETTERS OF CREDIT		62

Section 3.1	Letters of Credit	62
Section 3.2	Letter of Credit Applications	64
Section 3.3	Letter of Credit Participations	65
Section 3.4	Agreement to Repay Letter of Credit Drawings	67
Section 3.5	[Reserved.]	69

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EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Guarantee
Exhibit C	Form of Promissory Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance
Exhibit F-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-1	Form of Elected Commitment Increase Certificate
Exhibit G-2	Form of Additional Lender Certificate
Exhibit H	Form of Amended and Restated Intercompany Note
Exhibit I	Form of Security Agreement

SCHEDULES

Schedule 1(a)	L/C Sublimit
Schedule 3.1	Existing Letters of Credit
Schedule 8.4	Litigation
Schedule 8.9	Financial Disclosures
Schedule 8.12	Subsidiaries
Schedule 8.18	Hedge Transactions
Schedule 8.23	Accounts
Schedule 10.15	Investments
Schedule 13.26	Notice Addresses and Commitments

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is dated as of December 16, 2025, among KIMBELL ROYALTY PARTNERS, LP, a Delaware limited partnership (the “Borrower”), the Guarantors from time to time party hereto, each of the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), and CITIBANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”) and the other Persons party hereto.

WHEREAS, the Borrower, the Guarantors party thereto, the financial institutions party thereto as lenders (the “Existing Lenders”), and Citibank, N.A., as administrative agent for such lenders are party to that certain Amended and Restated Credit Agreement dated as of June 13, 2023 (which amended and restated that certain Credit Agreement dated as of January 11, 2017), as amended by Amendment No. 1 to Amended and Restated Credit Agreement dated as of July 24, 2023, by Amendment No. 2 to Amended and Restated Credit Agreement dated as of December 8, 2023, and by Amendment No. 3 to Amended and Restated Credit Agreement dated as of May 1, 2025 (as amended, supplemented, or otherwise modified and in effect immediately prior to the effectiveness of this Agreement, the “Current Credit Agreement”).

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree that the Current Credit Agreement is hereby amended and restated in its entirety to the following:

Article I
DEFINITIONS

Section 1.1      Defined Terms.

As used herein, the following terms shall have the meanings specified below:

“ABR” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%; provided that, if ABR as so determined is less than 1.00%, than ABR shall be deemed to be 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“ABR Loan” shall mean each Loan that bears interest by reference to ABR.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Additional Lender” has the meaning assigned to such term in Section 4.4(a).

“Additional Lender Certificate” has the meaning assigned to such term in Section 4.4(b)(v).

“Adjusted Total Commitment” shall mean, at any time, the Total Commitment less the aggregate amount of Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Citibank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.8.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.26, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.

“Advance” shall mean a borrowing hereunder (i) made by the Lenders on the same Borrowing Date or (ii) converted or continued by Lenders on the same date of continuation or conversion of a previous Advance consisting in either case, of the aggregate amount of the several Loans of the same type and, in the case of SOFR Loans, for the same Interest Period. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “SOFR Loan” for Loans that bear interest by reference to Term SOFR or an “ABR Loan” for Loans that bear interest by reference to ABR) and Advances may also be classified and referred to by Type (e.g., a “SOFR Advance” for Advances that bear interest at Term SOFR or an “ABR Advance” for Advances that bear interest by reference to ABR).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Lender” shall mean a Lender that is (i) a holder of any Permitted Preferred Units, (ii) a Permitted Holder or (iii) another Person that is an Affiliate of the Borrower or a Permitted Holder.

“Aggregate Elected Commitment Amount” at any time shall equal the sum of the Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 4.4. As of the Restatement Effective Date, the Aggregate Elected Commitment Amount is $625,000,000.

“Agreement” shall mean this Second Amended and Restated Credit Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Anti-Corruption Laws” shall mean all Requirements of Law any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all Requirements of Laws related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Margin” shall mean, for any day, with respect to any ABR Loan or SOFR Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth in the grid below based upon the Borrowing Base Utilization Percentage in effect on such day:

Borrowing Base Utilization Grid

Borrowing Base Utilization Percentage	SOFR Margin	ABR Margin	Unused Commitment Fee Rate
˃90% ≤ 100%	350 bps	250 bps	50 bps
˃75% ≤ 90%	325 bps	225 bps	50 bps
˃50% ≤ 75%	300 bps	200 bps	50 bps
˃25% ≤ 50%	275 bps	175 bps	37.5 bps
≤ 25%	250 bps	150 bps	37.5 bps

Each change in the Unused Commitment Fee Rate or Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the rates per annum set forth opposite each tier of Borrowing Base Utilization Percentage as set forth above, Lenders have no obligation to make any Advances or issue any Letter of Credit if, after giving effect to such Advance or Letter of Credit, the Total Outstandings would exceed the Loan Limit then in effect.

“Approved Fund” shall mean any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineer” shall mean (a) Netherland, Sewell & Associates, Inc., (b) W. D. Van Gonten & Co. Petroleum Engineering, (c) Ryder Scott Company, L.P., (d) DeGolyer and MacNaughton, and (e) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and approved by the Administrative Agent.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent and the Borrower.

“Authorized Officer” shall mean as to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant or Vice Treasurer, the Vice President-Finance and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Available Commitment” shall mean, at any time, (a) the Loan Limit in effect at such time minus (b) the Total Outstandings at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(d).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of (1) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities and (2) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than 0.0%, such Benchmark Replacement will be deemed to be 0.0% for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means, the earlier to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.11, and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.11.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Benefited Lender” shall have the meaning provided in Section 13.8.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean, as of any date, the value assigned by the Lenders from time to time to the Borrowing Base Properties, which as of the Restatement Effective Date is $625,000,000, and which shall be maintained, reduced or increased from time to time pursuant to Sections 2.17, 2.18, 2.19 and 2.20 hereof.

“Borrowing Base Deficiency” shall mean, at any time, the amount by which the Total Outstandings exceed the Loan Limit then in effect.

“Borrowing Base Properties” shall mean the Oil and Gas Properties of the Credit Parties to which Proved Reserves are attributed as evaluated by the Administrative Agent and the Lenders for purposes of establishing the Borrowing Base.

“Borrowing Base Utilization Percentage” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the Total Outstandings on such day, and the denominator of which is the Loan Limit in effect on such day.

“Borrowing Date” shall mean the date elected by Borrower pursuant to Section 2.1 for the making of a Loan.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Capital Lease” shall mean any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP.

“Cash Available For Distribution” shall mean, with respect to any fiscal quarter of the Borrower, its cash available for distribution on Kimbell Common Units, calculated by a Financial Officer of the Borrower in a manner materially consistent with past practice and as set forth in public disclosures and in certificates delivered by the Borrower pursuant to this Agreement.

“Cash Balance” shall mean, at any time, the aggregate amount of cash and Liquid Investments, in each case, held and owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Credit Parties; provided that any Liquid Investments consisting of Equity Interests issued by an unaffiliated third party received by any Credit Party as consideration for any disposition of assets or property permitted hereunder shall not constitute a portion of the Cash Balance.

“Cash Balance Threshold” shall mean the greater of $50,000,000 and 10% of the Loan Limit.

“Cash Collateral” shall have the meaning provided in Section 3.8.

“Cash Collateralize” shall have the meaning provided in Section 3.8(c).

“Cash Management Agreement” shall mean any agreement related to Cash Management Services by and between the Borrower, any Restricted Subsidiary and any Cash Management Bank.

“Cash Management Bank” shall mean any Person that either (a) at the time it provides Cash Management Services, or (b) at any time after it has provided any Cash Management Services, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent. For the avoidance of doubt, if any Cash Management Bank ceases to be a Lender or an Affiliate of a Lender, such Person shall not be a Cash Management Bank in respect of any Cash Management Services provided after the date it ceases to be a Lender or Affiliate of a Lender.

“Cash Management Obligations” shall mean the obligations of Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), (c) any other demand deposit or operating account relationships or other cash management services, (d) cash management services for collections, and (e) operating, payroll, and trust accounts, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Receipts” shall mean all cash received by or on behalf of the Credit Parties, including without limitation: (a) amounts payable under or in connection with any Oil and Gas Properties; (b) proceeds from Loans; and (c) any other cash received by any of the Credit Parties from whatever source (including amounts received in respect of the liquidation of any Hedge Transaction and amounts received in respect of any disposition of assets), other than amounts described in the definition of “Excluded Accounts” which are deposited in Excluded Accounts.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean (a) the adoption or implementation of any law, treaty, order, policy, rule or regulation after the Restatement Effective Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Restatement Effective Date or (c) compliance by any Lender with any guideline, request, directive or order enacted or promulgated after the Restatement Effective Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, and all guidelines, requests, directives, orders, rules and regulations adopted, implemented, enacted or promulgated in connection therewith shall be deemed to have gone into effect after the Restatement Effective Date regardless of the date adopted, implemented, enacted or promulgated and shall be included as a Change in Law but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy or liquidity requirements similar to those described in Section 2.9(b) and 2.10(b) generally on other borrowers of loans under United States reserve-based credit facilities.

“Change of Control” shall mean the occurrence of any of the following events:

(a) the acquisition of ownership, directly or indirectly, by any Person or group (within the meaning of the Exchange Act as in effect on the date hereof) other than a Permitted Holder (or any intermediate companies owned directly or indirectly by one or more Permitted Holders), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the General Partner;

(b) the General Partner shall cease to be the general partner of the Borrower; and

(c) the Borrower shall cease to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of OpCo, whether through the ability to exercise voting power, by contract or otherwise.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Co-Documentation Agents” shall mean Bank of America, N.A., Capital One, N.A, Frost Bank, JPMorgan Chase Bank, N.A., KeyBank, N.A., Mizuho Bank, Ltd., PNC Bank, N.A., Royal Bank of Canada, SouthState Bank, N.A., and Truist Bank.

“Collateral” shall have the meaning provided for such term in each of the Security Documents and shall include any and all assets securing any or all of the Obligations; provided that with respect to any mortgages, “Collateral,” as defined herein, shall include the “Mortgaged Properties” as defined therein.

“Collateral Coverage Minimum” shall mean that the Mortgaged Properties shall represent, (a) if no Permitted Additional Debt is outstanding, at least 75% of the PV-9 of the Credit Parties’ total PDP Reserves included either in the Initial Reserve Report or in the most recent Reserve Report delivered to the Administrative Agent hereunder; and (b) within 15 days after any Permitted Additional Debt is incurred (or such later date as the Administrative Agent may reasonably agree), and at all times thereafter that any Permitted Additional Debt remains outstanding, at least 85% of the PV-9 of the Credit Parties’ total PDP Reserves.

“Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule 13.26 (as such Schedule 13.26 may be amended from time to time in connection with any modification to any Commitment or Total Commitment pursuant to this Agreement) under the caption “Commitment”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Total Commitment pursuant to Section 4.2 or Section 4.3, (b) increased from time to time in connection with an increase of the Total Commitment pursuant to Section 4.4, or (c) modified from time to time pursuant to any assignment permitted by Section 13.6.

“Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; provided that, at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Total Exposure at such time by (ii) the Total Outstandings at such time. The Commitment Percentage of each Lender as of the Restatement Effective Date is set forth opposite such Lender’s name on Schedule 13.26 hereto.

“Commodity Account” has the meaning assigned to such term in the UCC.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Compliance Certificate” shall mean a compliance certificate substantially in the form of attached Exhibit D signed by a Financial Officer of Borrower.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.09(b) and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Credit Documents” shall mean this Agreement, each Guarantee, the Security Documents, each Letter of Credit, each Letter of Credit Application, each Fee Letter, any promissory notes issued by the Borrower under this Agreement, and any intercreditor agreement, and each other document, instrument, certificate, and agreement executed and delivered by any Credit Party or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referenced to herein or contemplated hereby (excluding any such documentation governing Hedge Transactions and any Cash Management Agreement).

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Current Assets” shall mean, as of any date, the current assets which would be reflected on the consolidated balance sheet of Borrower and the Restricted Subsidiaries prepared as of such date in accordance with GAAP; provided that the Borrower’s Current Assets shall include an amount equal to the Available Commitment, and Current Assets shall not include the amount of any non-cash items as a result of the application of FASB ASC 815 and any subsequent amendments thereto or the fair value of any Hedge Transaction or any non-hedge derivative contract (whether deemed effective or non-effective).

“Current Credit Agreement” shall have the meaning provided in the Recitals.

“Current Liabilities” shall mean, as of any date of determination, the current liabilities which would be reflected on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries prepared as of such date in accordance with GAAP, but excluding any liabilities as a result of the application of FASB ASC 815 and any subsequent amendments thereto or the fair value of any Hedge Transaction or any non-hedge derivative contract (whether deemed effective or non-effective) and excluding the current portion of long-term Indebtedness outstanding under this Agreement.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt to EBITDAX Ratio” shall mean, as of the last day of any fiscal quarter, the ratio of (i) the Total Net Debt of the Borrower and the Restricted Subsidiaries on a consolidated basis at such date to (ii) EBITDAX for the four fiscal quarter period ended on such date.

“Debtor Relief Laws” shall mean the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction from time to time in effect.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.7(c).

“Defaulting Lender” shall mean any Lender whose acts or failures to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Determination Date” shall have the meaning provided in Section 2.18.

“Dispose” or “Disposed of” shall have a correlative meaning to the defined term of “Disposition”.

“Disposition” shall have the meaning provided in Section 10.2.

“Disqualified Capital Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests that do not themselves constitute Disqualified Capital Stock, pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests that do not themselves constitute Disqualified Capital Stock at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, Letter of Credit Exposure or other Obligations hereunder outstanding and all of the Commitments are terminated. Notwithstanding the foregoing, any Equity Interest that would constitute Disqualified Capital Stock solely because the holders of the Equity Interest have the right to require the Borrower to repurchase or redeem such Equity Interest upon or following the occurrence of a Change of Control or an asset sale will not constitute Disqualified Capital Stock if the terms of such Equity Interest provide that the Borrower may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption is expressly permitted under Section 10.8 hereof.

“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event”.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“EBITDAX” shall mean, for any period, the Net Income of the Borrower and the Restricted Subsidiaries on a consolidated basis for such period plus (X) without duplication and to the extent deducted in the calculation of Net Income for such period, (1) income, franchise and similar taxes for such period, (2) interest expense for such period, (3) depletion, depreciation, amortization and other non-cash charges for such period, (4) workover expense for such period, (5) oil and gas exploration expense, including intangible drilling costs and dry hole and abandonment expense, for such period, (6) non-cash losses and charges for such period, (7) extraordinary or non-recurring losses for such period, (8) costs associated with the Transactions and the Borrower’s public company compliance and (9) any reasonable expenses and charges related to any Investment, acquisition, disposition, offering of Equity Interests and any issuance or incurrence of Indebtedness not prohibited hereunder and minus (Y) to the extent included in the calculation of Net Income for such period, non-cash gains and extraordinary or non-recurring gains for such period. EBITDAX for any period of measurement shall be calculated by the Borrower on a Pro Forma Basis, giving effect to, without duplication, any acquisition or disposition of oil and gas properties as if such acquisition or disposition occurred on the first day of such period.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elected Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Schedule 13.26 under the caption “Elected Commitment”, as the same may be (a) increased, reduced or terminated from time to time in connection with an increase, reduction or termination of the Aggregate Elected Commitment Amount pursuant to Section 4.4, or (b) modified from time to time pursuant to any assignment permitted by Section 13.6.

“Elected Commitment Increase Certificate” has the meaning assigned to such term in Section 4.4(b)(iv).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” shall mean any of (i) a Lender or any Affiliate of a Lender; (ii) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000.00; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000.00, provided that such bank is acting through a branch or agency located in the United States; (iv) a Person that is primarily engaged in the business of commercial lending and that (A) is a subsidiary of a Lender, (B) a subsidiary of a Person of which a Lender is a subsidiary, or (C) a Person of which a Lender is a subsidiary; (v) any other entity (other than a natural person) which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including, but not limited to, insurance companies, mutual funds, investments funds and lease financing companies; and (vi) with respect to any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor (and treating all such funds so managed as a single Eligible Assignee); provided, however, that no Credit Party, Permitted Holder, Affiliate of Borrower or a Permitted Holder, holder of Permitted Preferred Units, or natural person shall be an Eligible Assignee.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, restrictions on use, operations or transferability, violation or potential responsibility or investigation (other than internal reports prepared by or on behalf of the Borrower or any of the Restricted Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings arising under or based upon any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials) or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Restatement Effective Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 12.16.

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.16(d)(i).

“Erroneous Payment Impacted Loans” has the meaning assigned to it in Section 12.16(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.16(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.16(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Article XI.

“Excess Cash” shall mean, at any time, the amount of the Cash Balance in excess of the Cash Balance Threshold (other than (i) any cash set aside to pay royalty obligations, working interest obligations, production payments, severance taxes and similar obligations, in each case then due and owing by any Credit Party to third parties and for which any Credit Party has issued checks or has initiated wires or ACH transfers (or will issue checks or initiate wires or ACH transfers within three (3) Business Days) in order to pay such obligations, (ii) any cash set aside to pay in the ordinary course of business amounts (other than obligations described in clause (i) above) then due and owing by any Credit Party to third parties and for which such Credit Party has issued checks or has initiated wires or ACH transfers in order to pay such amounts, (iii) any cash or permitted Investments of any Credit Party constituting purchase price deposits held in escrow by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (iv) cash of any Credit Party to be used by any Credit Party within three (3) Business Days to pay the purchase price for any acquisition of any assets or property by any Credit Party pursuant to (A) a binding and enforceable purchase and sale agreement, (B) a signed letter of intent or (C) any unsigned “purchase agreement” or similar documentation which is then being negotiated and will be executed prior to or simultaneously with the closing of such acquisition, in each case with an unaffiliated third party, (v) any Excluded Equity Proceeds or Excluded Asset Disposition Proceeds held in the Excluded Proceeds Account, (vi) the amount of any Cash Collateral and (vii) the amount of cash set aside to pay any dividend or distribution that has been declared but is unpaid by the Borrower and permitted to be paid under Section 10.8).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” shall mean (i) segregated Deposit Accounts consisting of (and the balance of which consists solely of funds set aside in connection with) payroll accounts and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or its Restricted Subsidiaries, (ii) Deposit Accounts and Securities Accounts containing cash or other property with an aggregate value for all such Deposit Accounts and Securities Accounts of less than $2,000,000, (iii) Deposit Accounts and Securities Accounts containing cash or other property with an aggregate value for all such Deposit Accounts and Securities Accounts of greater than $2,000,000 and less than $5,000,000 for a continuous period not longer than 60 days and (iv) Deposit Accounts which are used solely as an escrow account or as a fiduciary or trust account or other account that is contractually required to be segregated from the other assets of the Borrower and its Restricted Subsidiaries, in each case, for the benefit of unaffiliated third parties.

“Excluded Asset Disposition Proceeds” shall mean cash proceeds and/or marketable securities received by any Credit Party pursuant to a Disposition permitted hereunder, less the amount of any unpaid Borrowing Base Deficiency that results from such Disposition pursuant to the terms hereof.

“Excluded Equity Interests” shall mean (a) any Equity Interests with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower evidenced in writing delivered to the Administrative Agent, the cost or other consequences of pledging such Equity Interests in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) any Equity Interests to the extent the pledge thereof would be prohibited by any Requirement of Law, (c) any Equity Interests of any Unrestricted Subsidiary, (d) any Equity Interests of any Subsidiary that is not a wholly-owned Subsidiary at the time such Subsidiary becomes a Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement governing such Equity Interests where the contract counterparty is an unaffiliated third party (other than customary non-assignment provisions which are ineffective under the UCC or other applicable Requirements of Law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a wholly-owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a wholly-owned Subsidiary) to any Contractual Requirement governing such Equity Interests the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the UCC or other applicable Requirement of Law), (e) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower, in consultation with the Administrative Agent and confirmed in a writing delivered to the Administrative Agent, (f) any “Margin Stock” as defined in Regulation U, and (g) solely in the case of any pledge of Equity Interests of any CFC or FSHCO to secure the Obligations, any Equity Interests in excess of 65% of the outstanding voting Equity Interests of such CFC or FSHCO; provided that, notwithstanding the foregoing, in no event shall the Equity Interests in any Subsidiary that owns any Borrowing Base Properties be Excluded Equity Interests.

“Excluded Equity Proceeds” shall mean cash proceeds received by the Borrower from an equity contribution made to, or an equity issuance by, the Borrower.

“Excluded Proceeds Account” shall mean a segregated Deposit Account established and maintained with the Administrative Agent and subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent, which Deposit Account contains only Excluded Equity Proceeds and/or Excluded Asset Disposition Proceeds. Notwithstanding anything herein to the contrary, any use of funds held in the Excluded Proceeds Account: (a) in the case of any such funds that are used, directly or indirectly, to fund a Restricted Payment, shall be deemed to be a utilization of Excluded Equity Proceeds until no Excluded Equity Proceeds remain in such Excluded Proceeds Account, and thereafter shall be deemed to be a utilization of Excluded Asset Disposition Proceeds and (b) in the case of any such funds that are used, directly or indirectly, for any purpose other than to fund a Restricted Payment, shall be deemed to be a utilization of Excluded Asset Disposition Proceeds until no Excluded Asset Disposition Proceeds remain in such Excluded Proceeds Account, and thereafter shall be deemed to be a utilization of Excluded Equity Proceeds.

“Excluded Subsidiary” shall mean (a) each Restricted Subsidiary that does not constitute a Material Subsidiary (but only for so long as such Subsidiary does not constitute a Material Subsidiary), (b) each Restricted Subsidiary that is not a wholly owned Subsidiary (other than OpCo and any of its wholly owned Subsidiaries) on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-wholly owned Restricted Subsidiary), (c) each Restricted Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (unless such consent, approval, license or authorization has been received), (d) (i) any FSHCO, (ii) any CFC, and (iii) any Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC or a FSHCO, (e) any Unrestricted Subsidiary, and (f) any other Restricted Subsidiary with respect to which in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that in no event shall OpCo, or any Subsidiary owning Borrowing Base Properties, be an Excluded Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Guarantor for or the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Guarantor, including under the keepwell provisions in the applicable Guarantee). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (or similar) Taxes imposed, in each case, by the United States or such other jurisdiction (including any political subdivision thereof) as a result of such recipient being organized under the laws of, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Commitment (other than to the extent such Lender is an assignee of such interest pursuant to a request by the Borrower under Section 13.7) or (b) such Lender designates a new lending office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) any withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 5.4(d) or (iv) any Tax imposed under FATCA.

“Existing Lenders” shall have the meaning provided in the Recitals.

“Existing Letters of Credit” shall mean each Letter of Credit listed in Schedule 3.1.

“Facility” shall mean this Agreement and the Commitments and the extensions of credit made hereunder.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined by the Borrower in good faith.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreements.

“Federal Funds Rate” shall mean, for any day, the greater of (a) the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it and (b) 0%.

“Fee Letter” shall mean one or more letter agreements between the Borrower and the Administrative Agent with respect to fees payable to the Lenders, fees payable to the Joint Lead Arrangers, and fees payable to the Administrative Agent.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer or Assistant Treasurer of such Person.

“Financial Statements” shall mean balance sheets, income statements, statements of cash flows, owners’ equity and appropriate footnotes (for audited financial statements) and schedules, prepared in accordance with GAAP.

“Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001 et seq.), as the same may be amended or recodified from time to time, (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder and (v) the Biggert-Waters Flood Insurance Reform Act of 2012, as amended.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Fronting Fee” shall have the meaning provided in Section 4.1(b).

“FSHCO” shall mean any Domestic Subsidiary substantially all of the assets of which constitute the Equity Interests and/or Indebtedness of CFCs.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

“General Partner” shall mean Kimbell Royalty GP, LLC, a Delaware limited liability company.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” shall mean the Second Amended and Restated Guarantee dated as of the Restatement Effective Date made by the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties substantially in the form of Exhibit B hereto, as amended, supplemented or modified from time to time.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (c) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantors” shall mean each Restricted Subsidiary of Borrower that becomes party to the Guarantee.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, natural gas or natural gas liquids, radioactive materials, friable asbestos or asbestos containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance which is prohibited, limited or regulated by any Environmental Law.

“Hedge Bank” shall mean (a) any Person (other than the Borrower or any of its Subsidiaries) that (x) at the time it enters into a Hedge Transaction is the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender or (y) at any time after it enters into a Hedge Transaction becomes a Lender or an Affiliate of a Lender or (b) with respect to any Hedge Transaction that is in effect immediately prior to the date of this Agreement, any Person (other than the Borrower or any of its Subsidiaries) that was a Lender or an Affiliate of a Lender when such Hedge Transaction was entered into. For the avoidance of doubt, if any Hedge Bank ceases to be a Lender or an Affiliate of a Lender, such Person shall be a Hedge Bank in respect of any Hedge Transaction entered into before the date it ceases to be a Lender or Affiliate of a Lender and shall not be a Hedge Bank in respect of any Hedge Transaction entered into after the date it ceases to be a Lender or Affiliate of a Lender.

“Hedge Termination” shall mean with respect to any Hedge Transaction, any termination (other than a termination that occurs on the date scheduled for such termination and not as a result of any event of default or other event which permits a party to such Hedge Transaction to early terminate such Hedge Transaction, in each case however defined or described), cancellation, novation or other disposition of such Hedge Transaction or the entry into one or more offsetting Hedge Transactions in respect of such Hedge Transaction.

“Hedge Termination Date” shall mean, with respect to any Hedge Transaction, the date of expiration of that particular Hedge Transaction.

“Hedge Transactions” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, total return swaps, credit spread transactions, repurchase transactions, reserve repurchase transactions, securities lending transactions, weather index transactions, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedge Transactions.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil, gas, and mineral leases, oil, gas, and mineral properties, or other liquid or gaseous hydrocarbon leases, mineral fee interests, mineral servitudes, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature, including, without limitation, mineral fee interests, lease interests, farmout interests, oil payment interests, and all other mineral rights of any kind.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother- in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increasing Lender” has the meaning assigned such term in Section 4.4(a).

“Indebtedness” of any Person shall mean, if and to the extent (other than with respect to clause (e) below) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be required to be shown as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (ii) obligations resulting under firm transportation contracts or take or pay contracts entered into in the ordinary course of business), (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness (excluding prepaid interest thereon) described in the other clauses of this definition of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (but if such Indebtedness has not been assumed, limited to the lesser of the amount of such Indebtedness and the Fair Market Value of the property securing such Indebtedness), (f) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, (g) Capital Lease obligations, and (h) without duplication, all Guarantee Obligations of such Person in respect of Indebtedness of another Person of the types described in the other clauses of this definition; provided that Indebtedness shall not include (i) trade and other ordinary-course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Borrower and its Subsidiaries, (A) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (B) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and its Subsidiaries, (v) production payments and reserve sales, (vi) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business, (vii) any obligation in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property, and (viii) amounts in respect of Permitted Preferred Units.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by, any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than (a) Excluded Taxes and (b) Other Taxes.

“Information” shall have the meaning provided in Section 8.8(a).

“Initial Borrowing Base” shall mean the Borrowing Base in effect on the Restatement Effective Date.

“Initial Reserve Report” shall mean the reserve engineers’ reports used to determine the Initial Borrowing Base, delivered by the Borrower and dated as of September 30, 2025, with respect to the Oil and Gas Properties of the Credit Parties.

“Intercompany Note” means a promissory note substantially in the form of Exhibit H.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis (including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedge Transactions) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to capitalized lease obligations allocable to interest expense) and (b) capitalized interest of such Person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower with respect to any interest rate Hedge Transactions, and interest on a capitalized lease obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such capitalized lease obligation in accordance with GAAP.

“Interest Period” means, as to any SOFR Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable Notice of Borrowing; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period that has been removed pursuant to Section 2.11(d) may be selected, and (iv) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Investment” shall have the meaning provided in Section 10.15.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower or in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean (a) the Citibank, N.A. and Frost Bank, any of their Affiliates or any replacement or successor appointed pursuant to Section 3.6, and (b) if requested by the Borrower and reasonably acceptable to the Administrative Agent, any other Person who is a Lender at the time of such request and who accepts such appointment (it being understood that, if any such Person ceases to be a Lender hereunder, such Person will remain an Issuing Bank with respect to any Letter of Credit issued by such Person that remained outstanding as of the date such Person ceased to be a Lender). References herein and in the other Credit Documents to an Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Joint Lead Arrangers” means Citibank, N.A., BofA Securities, Inc., Capital One, N.A., Frost Bank, JPMorgan Chase Bank, N.A., KeyBanc Capital Markets Inc., Mizuho Bank, Ltd., PNC Capital Markets LLC, Royal Bank of Canada, SouthState Bank, N.A., and Truist Securities, Inc., each in its capacity as joint lead arranger.

“Kimbell Class B Units” shall mean the Class B Units in the Borrower.

“Kimbell Class B/OpCo Unit for Kimbell Common Unit Exchange” shall mean a transaction whereby a holder of both a Kimbell Class B Unit and a OpCo Common Unit exchanges such Equity Interests for (i) a Kimbell Common Unit and (ii) cash in respect of the dividend and liquidation preferences of the Kimbell Class B Units; provided that the aggregate amount of cash exchanged in connection with Kimbell Class B/OpCo Unit for Kimbell Common Unit Exchanges shall not exceed the aggregate amount of cash contributed to the Borrower by the holders of Kimbell Class B Units in respect of such Kimbell Class B Units.

“Kimbell Common Units” shall mean the common units in the Borrower.

“L/C Maturity Date” shall mean the date that is five (5) Business Days prior to the Maturity Date.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“L/C Sublimit” shall mean (a) (i) for all of the Issuing Banks an aggregate of $10,000,000 or (ii) such greater amount agreed to by the Administrative Agent and the Issuing Banks; provided that in no event shall the aggregate L/C Sublimit exceed the Loan Limit then in effect and (b) for each Issuing Bank the aggregate amount set forth opposite such Issuing Bank’s name in Schedule 1(a) hereto as such amount may be amended or modified from time to time with the consent of the Administrative Agent and the relevant Issuing Bank(s) from time to time.

“Lead Arranger” means Citibank, N.A, in its capacity as lead arranger.

“Lender” shall have the meaning provided in the introductory paragraph hereto.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or participations in Letters of Credit, which refusal or failure is not cured within two (2) Business Days after the date of such refusal or failure unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is as a result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which condition precedent together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Facility; (iv) the failure by a Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations under the Facility, which failure is not cured after the date of such failure; (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (vi) any Lender that has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include each Existing Letter of Credit. Letters of Credit shall be available by sight payment and not by deferred payment, acceptance or negotiation. For the avoidance of doubt, the term Letter of Credit shall not include any letter of credit, demand guarantee or other undertaking issued by any Person (including any branch or Affiliate of an Issuing Bank) that is supported by a Letter of Credit issued by any Issuing Bank hereunder pursuant to a back-stop or counter-standby structure.

“Letter of Credit Application” means an application requesting the applicable Issuing Bank to issue a Letter of Credit in the form specified by such applicable Issuing Bank from time to time.

“Letter of Credit Exposure” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit. Any Lender’s individual “Letter of Credit Exposure” shall be such Lender’s Commitment Percentage of such amount, subject to Section 2.21(c).

“Lien” shall mean, with respect to any asset, any mortgage, deed of trust, lien, notice of claim of lien, hypothecation, pledge, collateral assignment, security interest or similar encumbrance of any kind or character.

“Liquid Investments” shall mean:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 270 days from the date of any acquisition thereof;

(b)           (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 270 days from the date of acquisition thereof or which may be liquidated for the full amount thereof without penalty or premium (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender), or (B) any other bank or trust company so long as either (x) such certificate of deposit is not pledged to secure the Borrower’s or any Subsidiaries’ ordinary course of business bonding requirements, and (y) the amount thereof is less than or equal to $100,000, or any other bank or trust company, if at the time of deposit or purchase, such bank debt securities are rated A or A2 or better by either S&P or Moody’s, and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated at the highest credit rating given by either S&P or Moody’s, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Majority Lenders;

(c)           deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above; and

(d)           repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital and surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement such Person is a Lender (or an Affiliate of any Lender) or the debt securities of such Person is rated at the highest credit rating given by either S&P or Moody’s.

“Liquidity” shall mean the sum of (a) the Available Commitment, (b) all Unrestricted Cash held in deposit accounts of the Borrower or any Restricted Subsidiary and (c) Liquid Investments of the Borrower or any Restricted Subsidiary, and in the case of clauses (b) and (c), which are subject to a Lien in favor of the Administrative Agent securing the Obligations, perfected by an account control agreement with the Administrative Agent or held in a deposit account or securities account maintained with the Administrative Agent and otherwise free and clear of all Liens (other than Permitted Liens).

“Loan” shall mean the loans made to the Borrower pursuant to Section 2.1 of this Agreement.

“Loan Limit” shall mean, at any time, the lesser of (i) the Total Commitment at such time, (ii) the Borrowing Base at such time (including as it may be reduced pursuant to Sections 2.17, 2.18 or 2.20) or (iii) the Aggregate Elected Commitment Amount at such time.

“Majority Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding more than 50% of the Adjusted Total Commitment at such date or (ii) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding more than 50% of the Total Outstandings (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Management Services Agreements” shall mean (i) the management services agreement, dated as of February 8, 2017, among the Borrower, Kimbell Operating Company, LLC and the other parties thereto (as amended by (1) Amendment No. 1 to Management Services Agreement, dated as of December 10, 2018 and (2) Amendment No. 2 to Management Services Agreement, dated as of December 16, 2019) and (ii) the management services agreement, dated as of February 8, 2017, by and between K3 Royalties, LLC and Kimbell Operating Company, LLC (as amended by (1) Amendment No. 1 to Management Services Agreement, dated as of March 7, 2018, (2) Amendment No. 2 to Management Services Agreement, dated as of December 10, 2018 and (3) Amendment No. 3 to Management Services Agreement, dated as of December 16, 2019).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, properties or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents, or (c) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or under any of the other Credit Documents or the validity, legality, or enforceability of the Credit Documents.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $10,000,000.

“Material Subsidiary” shall mean, at any time, each Restricted Subsidiary of the Borrower whose Total Assets (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) as of the last day of the most recently ended four-fiscal quarter period for which the financial statements required pursuant to Section 9.1(a) or (b) have been delivered (or were required to be delivered) were equal to or greater than 2% of the consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, determined in accordance with GAAP.

“Maturity Date” shall mean the earlier of (a) December 16, 2030, and (b) May 3, 2030 if (i) any of the Permitted Preferred Units that were outstanding on the Restatement Effective Date remain outstanding on May 3, 2030, and (ii) Liquidity would be less than 10% of the Loan Limit, or the Debt to EBITDAX Ratio would be greater than 3.00x, or any Borrowing Base Deficiency would exist (in each case immediately after giving pro forma effect to the exercise of any put right in respect of such Permitted Preferred Units).

“Maximum Facility Amount” shall mean $1,500,000,000.

“Maximum Rate” shall mean the maximum rate of interest that the Administrative Agent is permitted to charge to Borrower in compliance with all applicable laws.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean the mortgages, deeds of trust, security agreements, fixture filings, assignments of production and financing statements and amendments, supplements, extensions, and other modifications thereto delivered by the Borrower or any Guarantor in favor of the Administrative Agent or any trustee for the Administrative Agent.

“Mortgaged Property” shall mean each of the Oil and Gas Properties of the Credit Parties with respect to which a Mortgage has been granted.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP; provided that in calculating Net Income of the Borrower for any period, there shall be excluded the net income of any Unrestricted Subsidiary or any other Person in which the Borrower or any Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such Unrestricted Subsidiary or such other Person to the Borrower or to a Restricted Subsidiary.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Note” means a promissory note of the Borrower payable to any Lender or its Affiliates in an amount not to exceed the Commitment of such Lender, in substantially the form of attached Exhibit C evidencing indebtedness of the Borrower to such Lender resulting from Advances and Unpaid Drawings owing to such Lender.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.1(b) and substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and the Borrower.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.5(a).

“Obligations” shall mean all Advances to, and all other obligations of, any Credit Party arising under any Credit Document to pay principal and interest on any Loan and all obligations to reimburse Unpaid Drawings in respect of any Letter of Credit and to pay all costs and expenses under the Credit Documents and all Cash Management Obligations and Hedging Obligations, in each case, entered into with the Borrower or any Restricted Subsidiary, whether direct or indirect (including those acquired by assumption pursuant to this Agreement), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document. Notwithstanding the foregoing, (a) the obligations of the Borrower or any Restricted Subsidiary under any Hedge Transaction and under any Cash Management Agreement that has been secured at the option of the Borrower (such option shall be deemed exercised as reflected in the documents related to any such Hedge Transaction or Cash Management Agreement among the Borrower or any Restricted Subsidiary and the applicable Hedge Bank or Cash Management Bank) shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed; (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of Hedging Obligations under Hedge Transactions or of the holders of Cash Management Obligations under Cash Management Agreements; and (c) “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Properties” shall mean all of the following in which Borrower or any Restricted Subsidiary owns an interest: (a) Hydrocarbon Interests, (b) any Properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production farmout agreements, farm-in agreements, area of mutual interest agreements, equipment leases and other sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or contracts, the production, sale, purchase, exchange or processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all oil and gas gathering, treating, storage, processing and handling plants and assets, (g) all oil or gas pipelines, (h) all Property, real or personal, now owned or hereinafter acquired, that is affixed to, situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Properties (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all, platforms, wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, other equipment, batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“OpCo” shall mean Kimbell Royalty Operating, LLC, a Delaware limited liability company.

“OpCo Common Units” shall mean the common units in OpCo.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean any and all present or future stamp, registration, documentary, intangible, recording, filing or any other excise or similar Taxes arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are Other Connection Taxes, except to the extent that any such action described in this proviso is requested or required by the Borrower, or (ii) that are Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” shall have the meaning provided in Section 13.6(c).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment Recipient” has the meaning assigned to it in Section 12.16(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“PDP Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as “Proved Developed Producing Reserves”.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of assets (including any assets constituting a business unit, line of business or division) or Equity Interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with Requirements of Law; (b) if such acquisition involves the acquisition of Equity Interests of a Person that upon such acquisition would become a Restricted Subsidiary, such acquisition shall result in the issuer of such Equity Interests becoming, to the extent required by Section 9.11, a Guarantor; (c) such acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired to the extent required by Section 9.11; (d) immediately after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (e) immediately after giving effect to such acquisition, the Borrower shall be in compliance with Section 10.16; (f) the Borrower shall be in Pro Forma Compliance immediately after giving effect to such acquisition and (g) no existing Indebtedness for borrowed money of a Person acquired in connection with such acquisition shall be assumed as a direct result of such acquisition.

“Permitted Additional Debt” shall mean unsecured senior, unsecured senior subordinated or unsecured subordinated Indebtedness issued by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 91st day after the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) the covenants (other than financial covenants), events of default, guarantees and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums determined by the Borrower to be “market” rates, fees, discounts and premiums at the time of issuance or incurrence of any such Indebtedness), taken as a whole, are determined by the Borrower to be “market” terms on the date of issuance or incurrence and in any event are not, in the aggregate, materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement as in effect at the time of such issuance or incurrence, (c) the financial covenants of which are not, individually or in the aggregate, more restrictive than the financial covenants contained in this Agreement as in effect at the time of such issuance or incurrence, (d) the terms of which do not contain maintenance financial covenants or require the achievement of any financial performance standards other than as a condition to taking specified actions or as permitted by clause (c) above, (e) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations and (f) no Restricted Subsidiary of the Borrower (other than a Guarantor or a corporate finance subsidiary who has no operations or assets other than those incidental to the issuance of the Indebtedness) is an obligor under such Indebtedness; provided that a certificate of an Authorized Officer of the Borrower is delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence of such additional Indebtedness, together with drafts of the indenture, credit agreement or similar document and any security agreements and guaranty agreements related thereto, stating that the Borrower has determined in good faith that the terms and conditions contained in such documentation satisfy the criteria set forth above.

“Permitted Holders” shall mean each of (a) Kimbell GP Holdings, LLC, (b) Rochelle Royalties, LLC, (c) BGT Investments LLC, (d) Double Eagle Interests, LLC, (e) Robert D. Ravnaas, (f) Brett G. Taylor, (g) Mitch S. Wynne and (h) Ben J. Fortson, and, in the case of any Permitted Holder that is an individual, such individual’s Immediate Family Members.

“Permitted Liens” shall mean:

(a)           royalties, overriding royalties, reversionary interests, production payments and similar burdens;

(b)           sales contracts or other arrangements for the sale of production of oil, gas or associated liquid or gaseous hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (a) above) deprive the Borrower or the Restricted Subsidiaries, taken as a whole, of any material right with respect to their assets or properties (except for rights customarily granted with respect to such contracts and arrangements);

(c)           statutory Liens for taxes or other assessments that are not yet delinquent (or that, if delinquent, are being contested in good faith by appropriate proceedings, levy and execution thereon having been stayed and continue to be stayed and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP);

(d)           easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or with respect to the Borrower’s or its Restricted Subsidiaries’ assets or properties and that do not individually or in the aggregate cause a Material Adverse Effect;

(e)           materialman’s, mechanic’s, repairman’s, employee’s, vendor’s, laborer’s, warehouseman’s, carrier’s, pipeline’s, contractor’s, sub-contractor’s, operator’s, non-operator’s (arising under operating or joint operating agreements), and other like Liens (including any financing statements filed in respect thereof) incidental to obligations incurred by the Borrower in connection with the construction, maintenance, development, transportation, processing, storage or operation of the Borrower’s or a Restricted Subsidiary’s assets or properties to the extent not delinquent (or which, if delinquent, are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP);

(f)           all contracts, agreements and instruments, and all defects and irregularities and other matters affecting the Borrower’s or its Restricted Subsidiaries’ assets and properties which were in existence at the time Borrower’s or its Restricted Subsidiaries’ assets and properties were originally acquired by the Borrower or such Restricted Subsidiaries and all routine operational agreements entered into in the ordinary course of business, which contracts, agreements, instruments, defects, irregularities and other matters and routine operational agreements are not such as to, individually or in the aggregate, interfere materially with the operation, value or use of the Borrower’s and its Restricted Subsidiaries’ assets and properties, considered in the aggregate;

(g)           liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations;

(h)           legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith and levy and execution thereon have been stayed and continue to be stayed;

(i)            rights reserved to or vested in any municipality, governmental, statutory or other public authority to control or regulate the Borrower’s or any Restricted Subsidiary’s assets and properties in any manner, and all applicable laws, rules and orders from any Governmental Authority;

(j)            landlord’s liens or Liens to secure performance of tenders, surety bonds, appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(k)           Liens incurred pursuant to the Security Documents;

(l)           contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-in and farm-out agreements, division orders, contracts for the sale, transportation or exchange of Oil and Gas Properties, unitization and pooling declarations and agreements, area of mutual interest agreements, saltwater or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are customary in the oil and gas business;

(m)           judgment and attachment Liens not giving rise to an Event of Default;

(n)           Liens securing Indebtedness permitted under Section 10.7(d), but only on the Property under lease or the Property purchased with such Indebtedness, as applicable;

(o)           other Liens securing obligations that in the aggregate do not exceed $5,000,000 in principal amount at any one time;

(p)           banker’s liens and rights of setoff or similar rights and remedies under statutory or common law or customary account documentation in the ordinary course of business in favor of banks and other financial institutions over any bank accounts of the Borrower and the Restricted Subsidiaries;

(q)           Liens on Equity Interests of Unrestricted Subsidiaries;

(r)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(s)           any inconsequential, insignificant or immaterial Liens against any of the Oil and Gas Properties that are of a type that would be customarily accepted in the oil and gas industry; and

(t)            Liens on Property, other than Oil and Gas Properties, not constituting Collateral securing Indebtedness or other obligations of the Borrower or any Restricted Subsidiary in an aggregate amount not to exceed $3,000,000 at any time.

“Permitted Preferred Units” shall mean any issuance (a) by the Borrower of preferred, cumulative preferred, convertible preferred or similar equity or equity-linked securities that shall not (i)(A) require mandatory dividends, distributions, payments or returns (including in connection with a redemption) unless such rights are subject to compliance with the Credit Documents, (B) require mandatory redemptions or forced conversions (except for (x) customary offers to purchase with proceeds of asset sales or (y) upon the occurrence of a change of control), (C) include a maturity date or any “put rights”, in each case, exercisable or due, as applicable, prior to the date that is 365 days after the earlier of (x) the Maturity Date in effect on the date of issuance of such units and (y) the date on which there are no Loans, Letter of Credit Exposure or other Obligations hereunder outstanding and all of the Commitments are terminated, (ii) require compliance with any financial covenants, (iii) provide for a grant of any security over any Collateral or require guarantees from any of the Borrower or its Restricted Subsidiaries, (iv) provide the holder thereof with rights or remedies on account of a failure to receive any preferred dividends, distributions, payments or returns (or, if such rights are provided, the exercise of such rights do not violate the Credit Documents or are otherwise exercised with the prior written consent of Majority Lenders), other than accumulation, increased distribution or similar rates (such increased rate to be on market terms for similar instruments, as determined by the Borrower in good faith) and/or limitations on distributions in respect of common units, (v) appear with treatment other than equity or mezzanine equity treatment on a balance sheet of the Borrower prepared in accordance with GAAP, (vi) allow voting rights any greater than voting on an as-converted basis with the Kimbell Common Units; provided that any such securities shall be issued only (1) in connection with funding (or as consideration for) a Permitted Acquisition or (2) as payment in kind of dividends or distributions permitted under Section 10.8(c); and/or (b) by Opco to the Borrower of units in the same amount as, and containing substantially the same terms, including any aggregate liquidation preference, as would be required for, Borrower units issued substantially simultaneously therewith under clause (a).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petroleum Industry Standards” shall mean the definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower or an ERISA Affiliate.

“Platform” shall mean Debt Domain, Intralinks, Syndtrak, DebtX or a similar electronic transmission system.

“Preferred Equity” shall mean Equity Interests of the Borrower that is preferred stock or preferred units, including without limitation any Permitted Preferred Units.

“Prime Rate” means the prime lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest rate charged to customers). Each change to the Prime Rate will be effective on the day the change is announced by the Administrative Agent.

“Pro Forma Basis” shall mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period for which such calculation is being made (the “Reference Period”): (i) in making any determination of EBITDAX, effect shall be given to any Disposition, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation, any dividend, distribution or other similar payment, and any restructurings of the business of such Person and its consolidated Subsidiaries that such Person has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower reasonably determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Sections 10.2, 10.7, 10.8, or 10.15 occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Acquisition or relevant transaction or designation is consummated), and (ii) in making any determination on a Pro Forma Basis, (y) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Sections 10.2, 10.7, 10.8, or 10.15 occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Acquisition or relevant transaction or designation is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (z) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (y), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods. Calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Financial Officer of the Borrower, but shall be subject to the approval of the Administrative Agent (in its sole discretion) and may include, for any period ending on or prior to the third anniversary of any relevant pro forma event (but not for any period ending after such third anniversary), adjustments to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Transactions). Notwithstanding anything to the contrary in this Agreement, the aggregate amount of all increases to EBITDAX in any calculation thereof for any Reference Period as a result of adjustments made pursuant to this definition on account of (x) restructurings and any cost savings related thereto or (y) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from an applicable pro forma event shall not exceed, in the aggregate, an amount equal to 20% of EBITDAX (measured without giving effect to such adjustments).

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, issuance, incurrence and permanent repayment of Indebtedness), with the Debt to EBITDAX Ratio recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which the financial statements and certificates required pursuant to Section 9.1(a) or Section 9.1(b) have been or were required to have been delivered.

“Projected Cash Available For Distribution” shall mean, with respect to any fiscal quarter of the Borrower, the projected Cash Available For Distribution of the Borrower, as calculated in good faith by a Financial Officer of the Borrower.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Reserves” shall mean, collectively, oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as “Proved Developed Producing Reserves”, “Proved Developed Non-Producing Reserves”, and “Proved Undeveloped Reserves”.

“PV-9” shall mean, with respect to any PDP Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent price deck and other pricing parameters provided to the Borrower by the Administrative Agent pursuant to Sections 2.17 and 2.18.

“Qualified ECP Counterparty” shall mean, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Redetermination Date” shall mean, the date that the redetermined Borrowing Base becomes effective pursuant to Section 2.17.

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor thereto and other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Related Parties” shall mean, with respect to any specified Person, such Person’s partners, Affiliates and the partners, managers, directors, officers, employees, agents and members of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.

“Required Cash Collateral Amount” shall have the meaning provided in Section 3.8(c).

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 66-2/3% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding at least 66-2/3% of the Total Outstandings (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Report” shall have the meaning provided in Section 2.17 hereof.

“Reserve Report Certificate” shall mean a certificate of an Authorized Officer in certifying as to the matters set forth in Section 9.14(b) in such form reasonably acceptable to the Administrative Agent.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restatement Effective Date” shall mean December 16, 2025.

“Restricted Payments” shall have the meaning provided in Section 10.8.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“S&P” shall mean S&P Global Ratings, a division of the S&P Global, Inc. or any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating in, or organized or resident in a Sanctioned Country, (c) any Person 50% or more owned or controlled by, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanction(s)” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction.

“Scheduled Redetermination” means determination of the Borrowing Base pursuant to Section 2.17.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, the Administrative Agent, each Issuing Bank, each Lender, each Hedge Bank that is party to any Hedge Transaction and each Cash Management Bank that is a party to any Cash Management Agreement.

“Securities Account” has the meaning assigned to such term in the UCC.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Second Amended and Restated Pledge and Security Agreement dated as of the Restatement Effective Date entered into by the Credit Parties in favor of the Administrative Agent for the benefit of the Secured Parties substantially in the form of Exhibit I hereto, as amended, supplemented, modified or amended and restated from time to time.

“Security Documents” shall mean, collectively, the Security Agreement, the Mortgages, and all other deeds of trust, mortgages, security agreements, collateral assignments of production, deposit account control agreements and other instruments that are executed by the Borrower or any of its Restricted Subsidiaries to secure the Obligations of the Borrower or any of its Restricted Subsidiaries.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest by reference to Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the assets of such Person, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person; (ii) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person does not intend to, and such Person does not believe that it will incur debts beyond such Person’s ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by such Person and the timing and amounts of cash to be payable on or in respect of their debt; (iv) such Person is able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (v) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Equity Interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Equity Interests of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than 50% of the Equity Interests representing ordinary voting power at the time and (c) any partnership, the general partner of which meets the description set forth in either clause (a) or (b) above. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower. OpCo will at all times constitute a “Subsidiary” of the Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” means Citibank, N.A.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term SOFR” means:

(a)	for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York, New York time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided that, if Term SOFR as so determined is less than 0.0%, than Term SOFR shall be deemed to be 0.0%; and

(b)	for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York, New York time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day; provided that, if Term SOFR as so determined is less than 0.0%, than Term SOFR shall be deemed to be 0.0%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Assets” shall mean, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.

“Total Commitment” shall mean the sum of the Commitments of all of the Lenders. The Total Commitment as of the Restatement Effective Date is $625,000,000.

“Total Debt” shall mean, as of any date of determination, the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease obligations and Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries on such date determined on a consolidated basis and in accordance with GAAP (provided that the amount of any Capital Lease obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP).

“Total Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.

“Total Net Debt” shall mean, at any date, (a) Total Debt minus (b) Unrestricted Cash held by the Borrower and the Restricted Subsidiaries in Deposit Accounts or Securities Accounts subject to deposit account control agreements or securities account control agreements, as applicable (in each case in form and substance satisfactory to Administrative Agent), in an aggregate amount under this clause (b) not exceeding the greater of $50,000,000 and 10% of the Loan Limit on such date.

“Total Outstandings” shall mean, at any time, the sum of (a) the total principal balance outstanding on the Loans at any time plus (b) the aggregate Letter of Credit Exposure at such time.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Restricted Subsidiaries or any of their Affiliates in connection with the Transactions, this Agreement and the other Credit Documents and the related transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the consummation of the transactions that are the subject of this Agreement and the Credit Documents, and the payment of Transaction Expenses.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to ABR or Term SOFR.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of Texas or of any other state the laws of which are required to be applied in connection with the creation or perfection of any security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the Fair Market Value of the assets allocable thereto.

“United States” or “U.S.” shall mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Cash” shall mean cash or Liquid Investments of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries; provided that cash or Liquid Investments that would appear as “restricted” on a consolidated balance sheet of Borrower or any of its Restricted subsidiaries solely because such cash or Liquid Investments are subject to a Deposit Account control agreement or a Securities Account control agreement in favor of the Administrative Agent shall constitute Unrestricted Cash hereunder.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower designated as such on Schedule 8.12 from time to time or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 10.17, until such time as the Borrower redesignates such Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this Agreement.

“Unscheduled Redetermination” shall mean a redetermination of the Borrowing Base made at any time other than on the date set for the regular semi-annual redetermination of the Borrowing Base pursuant to Section 2.17 which is made (A) at the request of the Borrower (but only once between successive Redetermination Dates) or (B) at the request of the Required Lenders (only once between successive Redetermination Dates).

“Unused Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Unused Commitment Fee Rate” shall mean, for any day, with respect to the Available Commitment on such day, the applicable rate per annum set forth next to the row heading “Unused Commitment Fee Rate” in the definition of “Applicable Margin” and based upon the Borrowing Base Utilization Percentage in effect on such day.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2     Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)            Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)            The term “including” is by way of example and not limitation.

(e)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)            Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)            Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i)            Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j)            The word “will” shall be construed to have the same meaning as the word “shall”.

(k)            The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, whether real, personal, movable or immovable, including cash, securities, accounts and contract rights.

Section 1.3     Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with the Credit Parties’ past practices, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after December 8, 2020 in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2015 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States as in effect on December 31, 2015, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

Section 1.4     References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

Section 1.5     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York, New York (daylight saving or standard, as applicable).

Section 1.6     Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.7     Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, the Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of ABR, Benchmark, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article II
AMOUNT AND TERMS OF CREDIT

Section 2.1     The Facility and Commitments.

(a)            Subject to, and upon the terms and conditions set forth herein, each Lender severally, but not jointly, agrees to make Loans to the Borrower, which Loans (i) shall be made to the Borrower from time to time on and after the Restatement Effective Date and prior to the Maturity Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans, (iii) may be repaid and reborrowed in accordance with the provisions hereof at any time prior to the Maturity Date, (iv) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Total Exposure at such time exceeding such Lender’s Commitment Percentage at such time of the Loan Limit and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the Total Outstandings at such time exceeding the Loan Limit. The Obligations of the Borrower hereunder shall be evidenced by this Agreement and the other Credit Documents. Notwithstanding any other provision of this Agreement, no Loan shall be required to be made hereunder if any Default or Event of Default (as hereinafter defined) has occurred and is continuing. The aggregate principal amount of each Advance of Loans shall be at least $500,000 or any whole multiples of $100,000 in excess thereof (except for any such Advance in an aggregate amount that is equal to the entire unused balance of the Loan Limit and except for Loans to reimburse the Issuing Bank with respect to any Unpaid Drawing which shall be made in the amounts required by Sections 3.3 or 3.4, as applicable), and in each case shall consist of Loans of the same Type made on the same day by each Lender ratably according to its Commitment Percentage.

(b)            Whenever the Borrower desires an Advance of a Loan (other than Loans used to reimburse Unpaid Drawings), it shall give the Administrative Agent telegraphic, telex, electronic mail or telephone notice of such requested Advance in the form of a Notice of Borrowing, which in the case of telephonic notice, shall be promptly confirmed in writing. Each Notice of Borrowing shall be substantially in the form of Exhibit A attached hereto and shall be received by the Administrative Agent not later than noon (New York, New York time) (i) on the Borrowing Date in the case of an ABR Loan or (ii) three (3) U.S. Government Securities Business Days prior to any proposed Borrowing Date in the case of SOFR Loans. Each Notice of Borrowing shall specify (i) the Borrowing Date (which shall be a Business Day and in the case of a SOFR Loan, a U.S. Government Securities Business Day), (ii) the principal amount to be borrowed, (iii) the portion of such Advance constituting ABR Loans and/or SOFR Loans, (iv) if any portion of the proposed Advance is to constitute SOFR Loans, the Interest Period applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month) and (v) the Cash Balance (without regard to the requested Advance) as of the close of business on the date of the Notice of Borrowing and the reasonably estimated pro forma Cash Balance on the close of business on the Borrowing Date (giving effect to the requested Advance). Each Notice of Borrowing shall constitute a representation by the Borrower that (a) the amount of the requested Advances shall not cause the Total Outstandings to exceed the Loan Limit (after giving effect to the making of such Loans) and (b) as of the end of the third Business Day after which such requested Advances will be funded, after giving pro forma effect to the requested Advances, the Credit Parties shall not have any Excess Cash. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any Notice of Borrowing referred to above which the Administrative Agent or such Lender believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower. Upon funding of Advances by the Lenders under Section 2.3 below and such funds being made available to the Borrower in accordance with this Agreement pursuant to any such Notice of Borrowing, the amount so funded and made available to the Borrower shall constitute a part of the Obligations hereunder. Loans made to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(c)            Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

Section 2.2     Maximum Number of Advances. More than one Advance may be incurred on any date; provided that at no time shall there be outstanding more than five (5) Advances of SOFR Loans under this Agreement.

Section 2.3     Disbursement of Funds.

(a)            No later than 2:00 p.m. (New York, New York time) on the date specified in each Notice of Borrowing, each Lender will make available its Commitment Percentage of each Advance requested to be made on such date in the manner provided below. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Advance in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent Notice of Borrowing delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.

(b)            Each Lender shall make available all amounts it is to fund to the Borrower under any Advance in immediately available funds in Dollars to the Administrative Agent at the Administrative Agent’s Office, and the Administrative Agent will (except in the case of Advances to repay Unpaid Drawings) make available to the Borrower the aggregate of such amounts. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Advance (or, with respect to an ABR Loan, the date of such Borrowing prior to 1:00 p.m. (New York, New York time)) that such Lender does not intend to make available to the Administrative Agent its portion of the Advance or Advances to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.7, for the respective Loans.

(c)            Nothing in this Section 2.3 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

Section 2.4     Repayment of Loans; Evidence of Debt.

(a)            The Borrower agrees to repay to the Administrative Agent, for the benefit of the applicable Lenders on the Maturity Date, the then outstanding principal amount of all Loans and Unpaid Drawings.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.

(c)            The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)            The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.4 shall, absent manifest error and to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)            Upon the request of any Lender to Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence the obligation of the Borrower to repay to such Lender its Advances to Borrower in addition to such records maintained by the Administrative Agent. Each Lender may attach schedules to a Note and endorse thereon the date, Type, amount, currency and maturity of its Advances and payments with respect thereto, but such action or the failure to do so shall not control over the records thereof maintained by the Administrative Agent.

Section 2.5     Conversions and Continuations.

(a)            Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion of the outstanding principal amount of Loans of one Type into an Advance or Advances of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any SOFR Loans as SOFR Loans for an additional Interest Period; provided that (A) ABR Loans may not be converted into SOFR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversion, (B) SOFR Loans may not be continued as SOFR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, and (C) Borrowings resulting from conversions pursuant to this Section 2.5 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York, New York time) at least (i) three (3) U.S. Government Securities Business Days’, in the case of a continuation of or conversion to SOFR Loans or (ii) the date of conversion, in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as SOFR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)            If any Event of Default is in existence at the time of any proposed continuation of any SOFR Loans and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, such SOFR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of SOFR Loans into a Borrowing of SOFR Loans with an Interest Period of one month unless a Default or Event of Default is then in existence in which case the Borrower shall be deemed to have elected to convert such Borrowing of SOFR Loans into a Borrowing of ABR Loans, in each case, effective as of the expiration date of such current Interest Period.

Section 2.6     Pro Rata Borrowings. Each Borrowing under this Agreement shall be made by the Lenders pro rata on the basis of their applicable Commitment Percentages. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

Section 2.7     Interest.

(a)            The unpaid principal amount of each ABR Loan shall bear interest from the date of the Advance thereof until repayment thereof in full (whether at acceleration or otherwise) or conversion thereof to a SOFR Loan, at a rate per annum that shall at all times be the ABR in effect from time to time, plus the Applicable Margin.

(b)            The unpaid principal amount of each SOFR Loan shall bear interest from the date of the Advance thereof until repayment thereof in full (whether of acceleration or otherwise) or conversion thereof to an ABR Loan, at a rate per annum that shall at all times be Term SOFR in effect from time to time, plus the Applicable Margin.

(c)            If (x) all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at stated maturity, by acceleration or otherwise), and (y) and such failure to pay constitutes an Event of Default, such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (A) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of any overdue interest, to the extent permitted by applicable Requirement of Law, the rate described in Section 2.7(a) plus 2%, in each case from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d)            Interest on each Loan shall accrue from and including the date of any Advance to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December (ii) in respect of each SOFR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration, on the Maturity Date, or otherwise) and (C) after such maturity, on demand.

(e)            All computations of interest hereunder shall be made in accordance with Section 2.7(h).

(f)            The Administrative Agent, upon determining the interest rate for any Advance of SOFR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(g)            In the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(h)            Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days, (or in the case of interest computed by reference to the ABR at times when the ABR is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable ABR or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(i)            Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.8     Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, an Advance of SOFR Loans in accordance with Section 2.1(b) or 2.5(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing.

Notwithstanding anything to the contrary contained above:

(a)            the initial Interest Period for any Borrowing of SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)            if any Interest Period relating to a Borrowing of SOFR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)            if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a SOFR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d)            the Borrower shall not be entitled to elect any Interest Period in respect of any SOFR Loan if such Interest Period would extend beyond the Maturity Date.

Section 2.9     Inability to Determine Rates. Subject to Section 2.11, if on or prior to the first day of any Interest Period for any SOFR Loan:

(a)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)            the Required Lenders determine that for any reason in connection with any request for a SOFR Loan, or a conversion thereto or a continuation thereof, that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans immediately. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.10. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

Section 2.10   Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or any Issuing Bank or the London or other applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.11     Benchmark Replacement Setting.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then the Benchmark Replacement determined in accordance with the definition of “Benchmark Replacement” for such Benchmark Replacement Date will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York, New York time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 2.11 and the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.11(c).

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Advance of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans immediately. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 2.12   Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), either on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, and (ii) if necessary to avoid such illegality of such Lender determining or charging interest rate, the Administrative Agent shall during the period of such suspension compute the ABR without reference to clause (c) of the definition of “ABR,” until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.13.

Section 2.13   Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto or (d)  the repayment of SOFR Loans or conversion of SOFR Loans to ABR Loans other than on the last day of an Interest Period as a result of the Required Lenders determining that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making and maintaining Loans as provided in Section 2.9(b), as a result of the occurrence of a Benchmark Unavailability Period as provided in Section 2.11(e) or to avoid an illegality as provided in Section 2.12, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense actually incurred by each such Lender attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds (but excluding loss of anticipated profits). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 and the basis of the calculation of such amount in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 2.14   Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation does not cause such Lender or its lending office to suffer any economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.14 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 5.4.

Section 2.15   Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16   The Borrowing Base. At the Restatement Effective Date, the Borrowing Base shall be $625,000,000. The Borrowing Base may be adjusted from time to time pursuant to Sections 2.17, 2.18, 2.19 and 2.20 hereof.

Section 2.17   Scheduled Determinations of Borrowing Base; Delivery of Reserve Report. Subsequent determinations of the Borrowing Base shall be made by Lenders semi-annually effective on or about May 1 and November 1 of each year, beginning May 1, 2026, or such earlier date requested by the Borrower (each a “Redetermination Date”) or as Unscheduled Redeterminations, each based on an engineering report (each a “Reserve Report”) delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, and prepared with respect to the reserve report for the May 1 redetermination, by an Approved Petroleum Engineer, and prepared with respect to the November 1 redetermination, by the Borrower (or by such Approved Petroleum Engineer), said Reserve Reports (i) to utilize economic, price deck and other pricing parameters used by the Administrative Agent in good faith in accordance with its usual and customary oil and gas lending criteria as it exists at the particular time, together with such other information, reports and data concerning the value of the Borrowing Base Properties as the Administrative Agent or any Lender shall deem reasonably necessary to determine the value of such Borrowing Base Properties. Borrower shall deliver the Reserve Report to the Administrative Agent (i) on or about (but not after) April 1 of each year, beginning April 1, 2026, for the May 1 Redetermination Date, (ii) on or about (but not after) October 1 of each year, beginning October 1, 2026, for the November 1 Redetermination Date and (iii) within forty-five (45) days after either (a) receipt of notice that Required Lenders require an Unscheduled Redetermination, or (b) Borrower gives notice to the Administrative Agent that the Borrower wishes to have an Unscheduled Redetermination performed. The Reserve Report prepared for the May 1 Redetermination Date shall be dated effective as of February 1 of each year and the Reserve Report prepared for the November 1 Redetermination Date shall be dated effective as of August 1 of each year. Upon receipt of each such Reserve Report, the Lenders shall make a redetermination of the Borrowing Base in accordance with standard practices at the time for reserve based loans. It is expressly understood that the Lenders have no obligation to designate the Borrowing Base at any particular amount, except in the exercise of their discretion, whether in relation to the Commitment or otherwise.

Section 2.18   Unscheduled Redeterminations of the Borrowing Base. Within thirty (30) days after either (i) receipt of notice from the Administrative Agent that the Required Lenders require an Unscheduled Redetermination, or (ii) the Borrower gives notice to the Administrative Agent of its desire to have an Unscheduled Redetermination performed, in each case the Borrower shall furnish to the Administrative Agent a Reserve Report and related information meeting the requirements for Reserve Reports delivered pursuant to Section 2.17. The Administrative Agent shall by written notice to the Borrower within a reasonable time after the provision of all such information, reports and data (the date of such notice being herein called the “Determination Date”) notify the Borrower of the designation of the new Borrowing Base determined by all Lenders or Required Lenders, as applicable, for the period beginning on such Determination Date and continuing until, but not including, the next Redetermination Date or Determination Date. If the Borrower does not furnish all such information, reports and data by any date specified in Section 2.17 and this Section 2.18, unless such failure is of no fault of the Borrower, the Lenders nonetheless shall designate the Borrowing Base at any amount which the Lenders in their sole discretion determine and redesignate the Borrowing Base from time to time thereafter until the Administrative Agent receives all such information, reports and data, whereupon the Lenders shall designate a new Borrowing Base, as described above. In addition to, and not including and/or limited by the Unscheduled Redeterminations allowed above, the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Redeterminations, request additional redeterminations of the Borrowing Base in the event the Borrower or any other Credit Party acquires in one or more transactions Oil and Gas Properties with PDP Reserves that are to be Borrowing Base Properties having, in the aggregate, a PV-9 (calculated at the time of such acquisitions) in excess of 20% of the Borrowing Base in effect immediately prior to such acquisitions.

Section 2.19   Procedure for Determining Borrowing Base. The procedure for determining the Borrowing Base at each redetermination shall be that the Administrative Agent shall determine the Borrowing Base and submit the same to the Lenders. Increases in the Borrowing Base will require approval of all the Lenders, but reaffirmations or decreases in the Borrowing Base will require approval of Required Lenders. The Lenders (in the case of a proposed increase to the Borrowing Base) or Required Lenders (in the case of a proposed reaffirmation or reduction to the Borrowing Base) shall approve or reject the Administrative Agent’s initial determination of the proposed Borrowing Base by written notice to the Administrative Agent on or about fifteen (15) days after the Administrative Agent’s notification of its initial determination; provided, however that, the failure by any Lender to confirm or reject in writing the Administrative Agent’s determination of the proposed Borrowing Base within such period shall (a) in the case of a proposed increase to the Borrowing Base, be deemed a rejection of such proposed Borrowing Base by such Lender or (b) in the case of a proposed reaffirmation or reduction to the Borrowing Base, be deemed an approval of such proposed Borrowing Base by such Lender. If Lenders (in the case of a proposed increase to the Borrowing Base) or Required Lenders (in the case of a proposed reaffirmation or reduction to the Borrowing Base) fail to approve any such proposed Borrowing Base determined by the Administrative Agent hereunder in such period, then the Administrative Agent shall poll the Lenders to ascertain the highest proposed Borrowing Base then acceptable to all Lenders (in the case of a proposed increase to the Borrowing Base) or Required Lenders (in the case of a proposed reaffirmation or reduction to the Borrowing Base) for purposes of this Section 2.19, such amounts shall become the new Borrowing Base, effective on the date specified in this Section 2.19. Until such approval or deemed approval, the Borrowing Base in effect before the proposed Borrowing Base shall remain in effect. Upon agreement by the Administrative Agent and all Lenders (in the case of a proposed increase to the Borrowing Base) or Administrative Agent and Required Lenders (in the case of a proposed reaffirmation or reduction to the Borrowing Base) of the new Borrowing Base, the Administrative Agent shall, by written notice to the Borrower and the Lenders, designate the new Borrowing Base available to the Borrower. Such designation shall be effective as of the Business Day specified in such written notice (or, if no effective date is specified in such written notice, the next Business Day following delivery of such written notice) and such new Borrowing Base shall remain in effect until the next determination or redetermination of the Borrowing Base in accordance with this Agreement.

Section 2.20   Reduction of Borrowing Base upon Sale of Borrowing Base Properties or Equity Interests in Restricted Subsidiaries, Hedge Terminations and Issuance of Permitted Additional Debt.

(a)            Sale of Borrowing Base Properties. If (i) the Borrower or a Credit Party Disposes of Borrowing Base Properties included in the most recently delivered Reserve Report, or Disposes of any Equity Interests in any Restricted Subsidiary owning any Borrowing Base Properties included in the most recently delivered Reserve Report, or if the Borrower or a Credit Party effects any Hedge Termination, or designates a Subsidiary that owns Borrowing Base Properties as an Unrestricted Subsidiary pursuant to Section 10.17(b), and (ii) the aggregate value attributed in the most recent Reserve Report to all such Borrowing Base Properties Disposed of or owned by such designated Unrestricted Subsidiaries, when combined with the aggregate Borrowing Base value (as determined by the Administrative Agent) of all such Hedge Transactions subject to Hedge Terminations, in each case since the latest of (A) the Restatement Effective Date, (B) the most recent scheduled Redetermination Date or Determination Date and (C) the last adjustment of the Borrowing Base made pursuant to this Section 2.20(a) or otherwise, exceeds five percent (5%) of the then-effective Borrowing Base, individually or in the aggregate, then the Required Lenders shall have the right to reduce the Borrowing Base in an amount equal to the Borrowing Base value, if any, attributable to (i) such Borrowing Base Properties Disposed of or owned by such designated Unrestricted Subsidiaries and (ii) such Hedge Transactions subject to Hedge Terminations in the calculation of the then-effective Borrowing Base and, if the Required Lenders in fact make any such adjustment, the Administrative Agent shall promptly notify the Borrower in writing of the amount of such reductions, and the Borrowing Base shall be simultaneously reduced by such amount; and

(b)            Reduction of Borrowing Base Upon Issuance of Permitted Additional Debt. Upon the issuance or incurrence of any Permitted Additional Debt (other than any Permitted Additional Debt to the extent the proceeds thereof are used to refinance any other Permitted Additional Debt) in accordance with Section 10.7(g), the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Permitted Additional Debt (without regard to any original issue discount), and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance or incurrence, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on such date until the next redetermination or modification thereof hereunder.

Section 2.21   Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b)            The Commitment and Total Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders, or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or all affected Lenders pursuant to Section 13.1(a) (other than a redetermination of the Borrowing Base) shall require the consent of such Defaulting Lender and (ii) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment and Elected Commitment of a Defaulting Lender may not be increased without the consent of such Defaulting Lender;

(c)            If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then all or any part of such Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitment Percentages; provided that (i) each Non-Defaulting Lender’s Total Exposure may not in any event exceed the lesser of the Commitment of such Non-Defaulting Lender and the Elected Commitment of such Non-Defaulting Lender, in each case as in effect at the time of such reallocation, and (ii) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Banks or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender. To the extent that all or any portion of the Defaulting Lender’s Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.21(c)(i) or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent, Cash Collateralize for the benefit of the applicable Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding. If the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.21(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized. If the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.21(c), then the Letter of Credit Fees payable for the account of the Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Percentages and the Borrower shall not be required to pay any Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated. If any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.21(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to such Issuing Bank until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d)            So long as any Lender is a Defaulting Lender, no Issuing Bank will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiration date thereof, unless each Issuing Bank is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with clause (c) above or otherwise in a manner reasonably satisfactory to such Issuing Bank, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein);

(e)            If the Borrower, the Administrative Agent and each Issuing Bank agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure of such Lender reallocated pursuant to Section 2.21(c) shall be reallocated back to such Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender; and

(f)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders and each Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.21(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

Article III
LETTERS OF CREDIT

Section 3.1     Letters of Credit.

(a)            Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Restatement Effective Date and prior to the L/C Maturity Date, each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 3.1, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower or its Restricted Subsidiaries, a Letter of Credit or Letters of Credit in such form and with such Issuer Documents as may be approved by the applicable Issuing Bank in its reasonable discretion. On the Restatement Effective Date, the Existing Letters of Credit shall be deemed issued as Letters of Credit under this Agreement.

(b)            Notwithstanding the foregoing:

(i)             no Letter of Credit shall be issued if (a) such issuance would cause the aggregate Stated Amounts of all Letters of Credit outstanding at such time to exceed the L/C Sublimit then in effect, (b) such issuance would cause the aggregate Stated Amounts of the applicable Issuing Bank’s outstanding Letters of Credit at such time to exceed such Issuing Bank’s L/C Sublimit unless such Issuing Bank shall otherwise agree, or (c) such issuance would cause the Total Outstandings at such time to exceed the Loan Limit then in effect;

(ii)            no Letter of Credit shall have an expiration date occurring later than twelve (12) months after the date of issuance or such longer period of time as may be agreed upon by the Administrative Agent and the applicable Issuing Bank; provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to twelve (12) months or such longer period of time as may be agreed upon by the Administrative Agent and the applicable Issuing Bank, subject to the provisions of Section 3.2(b); provided, further, that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the applicable Issuing Bank to Cash Collateralize (or backstop) such Letter of Credit have been made;

(iii)           no Letter of Credit shall be issued if (A) it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, (B) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which, in each case, the Issuing Bank in good faith deems material to it, or (C) the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally as certified to the Borrower in writing by such Issuing Bank; and

(iv)           no Letter of Credit shall be issued by an Issuing Bank after it has received a written notice from any Credit Party or the Administrative Agent or the Majority Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Issuing Bank shall have received a written notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1, or (C) that such Default or Event of Default is no longer continuing.

(c)            Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the applicable Issuing Bank (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the aggregate L/C Sublimit in whole or in part; provided that, after giving effect to such termination or reduction, the outstanding Letter of Credit Exposure shall not exceed the aggregate L/C Sublimit.

Section 3.2     Letter of Credit Applications.

(a)            Whenever the Borrower desires that a Letter of Credit be issued, amended or renewed for its account, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent a Letter of Credit Application, amendment request or any such document as may be approved by the applicable Issuing Bank. Upon receipt of any Letter of Credit Application or amendment request, the applicable Issuing Bank will use its best efforts to process such Letter of Credit Application on (i) the Business Day on which such Letter of Credit Application is received, provided that such Letter of Credit Application is received no later than 12:00 p.m. (New York, New York time) on such Business Day, or (ii) otherwise, the first Business Day next succeeding receipt of such Letter of Credit Application. No Issuing Bank shall issue any Letters of Credit (A) if such Issuing Bank shall have received notice from the Administrative Agent that the conditions to such issuance have not been met within one Business Day after the date of Administrative Agent’s receipt of the Letter of Credit Application or (B) if the aggregate Stated Amount of such Letter of Credit, together with all other Letters of Credit issued by such Issuing Bank then outstanding, would exceed such Issuing Bank’s L/C Sublimit, or (C) if the Administrative Agent has otherwise notified such Issuing Bank that it may no longer rely on subclauses (A) or (B).

(b)            If the Borrower so requests in any Letter of Credit Application, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the Issuing Bank to Cash Collateralize (or satisfactory to the Issuing Bank in its sole discretion to otherwise backstop) such Letter of Credit have been made (but no Lenders shall be obligated to fund participations in respect of any Letter of Credit after the Maturity Date); provided, however, that the Issuing Bank shall not permit any such extension if (i) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(c)            Each Issuing Bank (other than the Administrative Agent or any of its Affiliates) shall, at least once each week, provide the Administrative Agent with a list of all Letters of Credit issued by it that are outstanding at such time; provided that, upon written request from the Administrative Agent, such Issuing Bank shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank.

(d)            The making of each Letter of Credit Application shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

Section 3.3     Letter of Credit Participations.

(a)            Immediately upon the issuance by an Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Lender (each such Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b)            In determining whether to pay under any Letter of Credit, the relevant Issuing Bank shall have no obligation relative to the L/C Participants other than to confirm that:

(i)             any documents required to be delivered under such Letter of Credit have been delivered;

(ii)            such Issuing Bank has examined the documents with reasonable care; and

(iii)           the documents appear to comply on their face with the requirements of such Letter of Credit.

(c)            In the event that an Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to such Issuing Bank pursuant to Section 3.4(a), or if any reimbursement payment is required to be refunded to the Borrower, such Issuing Bank shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds. Each L/C Participant shall make available to the Administrative Agent for the account of the relevant Issuing Bank such L/C Participant’s Commitment Percentage of the amount of such payment no later than 1:00 p.m. (New York, New York time) on the first Business Day after the date notified by such Issuing Bank in immediately available funds. If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant Issuing Bank, such L/C Participant agrees to pay to the Administrative Agent for the account of such Issuing Bank, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of any Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Commitment Percentage of any such payment.

(d)            Whenever an Issuing Bank receives a payment in respect of an Unpaid Drawing as to which the Administrative Agent has received for the account of such Issuing Bank any payments from the L/C Participants pursuant to clause (c) above, such Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such Unpaid Drawing, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such Unpaid Drawing and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e)            The obligations of the L/C Participants to make payments to the Administrative Agent for the account of an Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)             any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)            the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Bank, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)           any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)           the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)            the occurrence of any Default or Event of Default.

Section 3.4     Agreement to Repay Letter of Credit Drawings.

(a)            The Borrower hereby agrees to reimburse the relevant Issuing Bank by making payment in Dollars to such Issuing Bank or to the Administrative Agent for the account of such Issuing Bank (whether with its own funds or with proceeds of the Loans) in immediately available funds, for any payment or disbursement made by such Issuing Bank under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement if such Issuing Bank provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. (New York, New York time) on such next succeeding Business Day (from the date of such payment or disbursement) or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, the “Reimbursement Date”), with interest on the amount so paid or disbursed by such Issuing Bank, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.7(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (A) unless the Borrower shall have notified the Administrative Agent and such Issuing Bank prior to 11:00 a.m. (New York, New York time) on the Reimbursement Date that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders make Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount of such drawing, and (B) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Loan to the Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York, New York time) on such Reimbursement Date by making the amount of such Loan available to the Administrative Agent. Such Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the satisfaction of the conditions set forth in Article VII. The Administrative Agent shall use the proceeds of such Loans solely for purpose of reimbursing the relevant Issuing Bank for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Maturity Date, the full Stated Amount of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that such Issuing Bank shall hold the proceeds received from the Lenders as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds, first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Loans that have not been paid at such time, third, to the payment of any other outstanding Obligations, and, fourth, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Loans when due in accordance with the terms of this Agreement.

(b)            The obligations of the Borrower under this Section 3.4 to reimburse the relevant Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against such Issuing Bank, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon (i) the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit, (ii) any non-application or misapplication by the beneficiary of the proceeds of such Drawing, (iii) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.4(b), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; provided that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. The Borrower agrees that any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction), shall be binding on the Borrower and shall not result in any liability of such Issuing Bank to the Borrower; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care, when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing, the parties hereto agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may in its sole discretion either accept or make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit (unless the Borrower shall consent to payment thereon notwithstanding such lack of strict compliance).

Section 3.5     [Reserved.]

Section 3.6     New or Successor Issuing Bank.

(a)            Any Issuing Bank may resign as an Issuing Bank upon thirty (30) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that no Issuing Bank may resign without the prior consent of the Borrower so long as such Issuing Bank (or one of its Affiliates) is also a Lender hereunder. The Borrower may replace any Issuing Bank for any reason upon written notice to such Issuing Bank and the Administrative Agent and may add Issuing Banks at any time upon notice by the Borrower to the Administrative Agent. If an Issuing Bank shall resign or be replaced, or if the Borrower shall decide to add a new Issuing Bank under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Issuing Bank, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such new Issuing Bank, another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Issuing Bank under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of an Issuing Bank hereunder, and the term “Issuing Bank” shall include such successor or such new issuer of Letters of Credit effective upon such appointment. The acceptance of any appointment as an Issuing Bank hereunder, whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become an “Issuing Bank” hereunder. After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either:

(i)             the Borrower, the resigning or replaced Issuing Bank and the successor Issuing Bank shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Issuing Bank replaced with Letters of Credit issued by the successor Issuing Bank; or

(ii)            the Borrower shall cause the successor Issuing Bank, if such successor issuer is reasonably satisfactory to the replaced or resigning Issuing Bank, to issue “back-stop” Letters of Credit naming the resigning or replaced Issuing Bank as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Issuing Bank, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped, and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit.

(b)            After any resigning or replaced Issuing Bank’s resignation or replacement as Issuing Bank, the provisions of this Agreement relating to an Issuing Bank shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was an Issuing Bank under this Agreement or (B) at any time with respect to Letters of Credit issued by such Issuing Bank. To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Issuing Bank and the successor Issuing Bank shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

Section 3.7     Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders, (b) any action taken or omitted in the absence of gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such section to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Section 3.8     Cash Collateral.

(a)            Upon the request of the Majority Lenders if, as of the L/C Maturity Date, there are any Letters of Credit outstanding, the Borrower shall immediately Cash Collateralize such Letters of Credit.

(b)            If any Event of Default shall occur and be continuing, the Majority Lenders may require that the aggregate Letter of Credit Exposure be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 11.5 with respect to the Borrower, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding, and no notice or request by or consent from the Majority Lenders shall be required.

(c)            For purposes of this Agreement, “Cash Collateralize” shall mean (i) to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, as collateral for the aggregate Letter of Credit Exposure, cash or deposit account balances in an amount equal to the aggregate Stated Amounts of the outstanding Letters of Credit required to be Cash Collateralized (the “Required Cash Collateral Amount”) or (ii) if the relevant Issuing Bank benefiting from such collateral shall agree in its reasonable discretion, to provide other forms of credit support (including any backstop letter of credit) in a face amount equal to 103% of the Required Cash Collateral Amount from an issuer reasonably satisfactory to such Issuing Bank, in each case under clause (i) and (ii) above pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Lenders). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such cash shall be maintained in blocked, interest bearing Deposit Accounts established by and in the name of the Borrower, but under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent, pursuant to an account control agreement in form and substance satisfactory to the Administrative Agent (such cash meeting such requirements being “Cash Collateral”).

Section 3.9     Applicability of ISP and UCP. Unless otherwise expressly agreed to by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP or the Uniform Customs and Practice for Documentary Credits shall apply to each Letter of Credit.

Section 3.10     Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Article IV
FEES; COMMITMENTS

Section 4.1     Fees.

(a)            The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Commitment Percentages of the Lenders), a commitment fee (the “Unused Commitment Fee”) for each day from the Restatement Effective Date until but excluding the Maturity Date. Each Unused Commitment Fee shall be payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Maturity Date (for the period ended on such date pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Unused Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b)            The Borrower agrees to pay to (i) each Issuing Bank a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.20% per annum (or such lower amount as may be agreed in a separate writing between the Borrower and the relevant Issuing Bank) on the average daily Stated Amount of such Letter of Credit and (ii) the Administrative Agent for the account of each Lender a fee equal to the Applicable Margin for a SOFR Loan then in effect (the “Letter of Credit Fee”) on such Lender’s Letter of Credit Exposure. Such Fronting Fees and Letter of Credit Fees shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Maturity Date (for the period for which no payment has been received pursuant to clause (i) above). The average daily Stated Amount of Letters of Credit, and Fronting Fees and Letter of Credit Fees, shall be calculated on the basis of a 360-day year for the actual days elapsed.

(c)            The Borrower agrees to pay to the Administrative Agent, for its account and on behalf of the Lenders, as applicable, the administrative agent fees in the amounts and on the dates as set forth in writing in a fee letter between the Administrative Agent and the Borrower.

Section 4.2     Voluntary Reduction of Commitment Amount.

(a)            Upon at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Total Commitment, as determined by the Borrower, in whole or in part; provided that (i) any such termination or reduction shall apply proportionately and permanently to reduce the Commitment of each Lender, (ii) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $500,000 (and increments of $100,000 above that minimum) and (iii) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Total Outstandings shall not exceed the Loan Limit.

(b)            The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.21(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

Section 4.3     Mandatory Termination of Commitments. The Total Commitment shall terminate at 5:00 p.m. (New York, New York time) on the Maturity Date. If at any time the Total Commitment or the Borrowing Base is terminated or reduced to zero, then each Lender’s Commitment shall terminate on the effective date of such termination or reduction.

Section 4.4     Increases, Reductions and Terminations of Aggregate Elected Commitment Amount.

(a)            Subject to the conditions set forth in Section 4.4(b), the Borrower may increase the Aggregate Elected Commitment Amount then in effect by increasing the Elected Commitment of one or more existing Lenders (each such Lender, an “Increasing Lender”) and/or by causing one or more Persons reasonably acceptable to the Administrative Agent (it being agreed that any Affiliate of a Lender shall be deemed acceptable to the Administrative Agent) and that at such time are not Lenders to become a Lender (each such Person that is not at such time a Lender and becomes a Lender, an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be the Borrower, a Permitted Holder, an Affiliate of the Borrower or a Permitted Holder, a holder of Permitted Preferred Units, or a natural person.

(b)            Any increase in the Aggregate Elected Commitment Amount shall be subject to the following additional conditions:

(i)             no increase in the Aggregate Elected Commitment Amount shall be permitted if immediately after giving effect thereto the Aggregate Elected Commitment Amount exceeds the lesser of (I) the Borrowing Base then in effect and (II) the Maximum Facility Amount;

(ii)            the Borrower may not increase the Aggregate Elected Commitment Amount more than once between any two redeterminations of the Borrowing Base unless the Administrative Agent otherwise consents (for the sake of clarity, all increases in the Aggregate Elected Commitment Amount effective on a single date shall be deemed a single increase in the Aggregate Elected Commitment Amount for purposes of this Section 4.4(b)(ii)), whether a Scheduled Redetermination or an Unscheduled Redetermination;

(iii)           no Lender’s Elected Commitment may be increased without the consent of such Lender;

(iv)           subject to Section 4.4(b)(iii), if the Borrower elects to increase the Aggregate Elected Commitment Amount by increasing the Elected Commitment of one or more Lenders, the Borrower and each such Increasing Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit G-1 (an “Elected Commitment Increase Certificate”) and the Borrower shall pay any applicable fees as may have been agreed to between the Borrower, such Increasing Lender and/or the Administrative Agent; and

(v)             if the Borrower elects to increase the Aggregate Elected Commitment Amount by causing one or more Additional Lenders to become a party to this Agreement, then the Borrower and each such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit G-2 (an “Additional Lender Certificate”), together with an Administrative Questionnaire for each Additional Lender, and the Borrower shall (I) if requested by any Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed and (II) pay any applicable fees as may have been agreed to between the Borrower, any Additional Lender and/or the Administrative Agent.

(c)            Subject to acceptance and recording thereof pursuant to Section 4.4(d), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate, as applicable: (A) the amount of the Aggregate Elected Commitment Amount shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Credit Documents. In addition, each Increasing Lender and Additional Lender, as applicable, shall be deemed to have purchased a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale, and any such Increasing Lender or Additional Lender shall make payments necessary to effectuate such sale, in the amounts determined by the Administrative Agent) such that each Lender (including any Increasing Lender and any Additional Lender, if applicable) shall hold its Commitment Percentage of the outstanding Loans (and participation interests in Letters of Credit) after giving effect to the increase in the Aggregate Elected Commitment Amount and the resulting modification of each Lender’s Commitment Percentage and Commitment pursuant to Section 4.4(d).

(d)            Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Increasing Lender or by the Borrower and the Additional Lender party thereto, as applicable, and, if applicable, the Administrative Questionnaire referred to in Section 4.4(b)(v) the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 13.6(b)(iv).

(e)            Upon any increase in the Aggregate Elected Commitment Amount pursuant to this Section 4.4, (A) each Lender’s Commitment Percentage shall be automatically deemed amended to the extent necessary so that each such Lender’s Commitment Percentage equals the percentage of the Aggregate Elected Commitment Amount represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, (B) each Lender’s Commitment shall be automatically deemed amended to the extent necessary so that each Lender’s Commitment equals such Lender’s Commitment Percentage, after giving effect to any adjustments thereto pursuant to the foregoing clause (A), of the Total Commitment, (C) Schedule 13.26 to this Agreement shall be deemed amended to reflect the Elected Commitment of any Increasing Lender and any Additional Lender, and any changes in the Lenders’ respective Commitment Percentages and aggregate Commitment pursuant to the foregoing clauses (A) and (B), and (D) the Borrower shall execute and deliver new Notes to the extent required under Section 2.4(e). The Administrative Agent shall promptly notify the Borrower, the Lenders and the Issuing Banks of the effectiveness of any increase in the Total Commitment and in connection therewith promptly provide such amended and restated Schedule 13.26 to the Borrower, the Lenders and the Issuing Banks.

(f)            The Borrower may from time to time terminate or reduce the Aggregate Elected Commitment Amount; provided that (A) each reduction of the Aggregate Elected Commitment Amount shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (B) the Borrower shall not reduce the Aggregate Elected Commitment Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 5.1 or 5.2, the Total Outstandings would exceed the Aggregate Elected Commitment Amount.

(g)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amount under Section 4.4(f) at least three (3) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Any such notice of termination or reduction may state that it is conditioned upon the effectiveness of other credit facilities or other events, in which case such notice may be revoked by the Borrower if such condition is not satisfied. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Any termination or reduction of the Aggregate Elected Commitment Amount shall be permanent and may not be reinstated, except pursuant to Section 4.4(a). Each reduction of the Aggregate Elected Commitment Amount shall be made ratably among the Lenders in accordance with each Lender’s Commitment Percentage (and Schedule 13.26 shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount).

(h)            Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Commitment Percentage) so that they equal such redetermined Borrowing Base (and Schedule 13.26 shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount).

(i)             If (A) the Borrower elects to increase the Aggregate Elected Commitment Amount and (B) each Lender has consented to such increase in its Elected Commitment, then the Aggregate Elected Commitment Amount shall be increased (ratably among the Lenders in accordance with each Lender’s Commitment Percentage) by the amount requested by the Borrower (subject to the limitations set forth in Section 4.4(b)(i)) without the requirement that any Lender deliver an Elected Commitment Increase Certificate, and Schedule 13.26 shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 13.6(b)(iv).

Article V
PAYMENTS; TAXES

Section 5.1     Voluntary Prepayments. The Borrower shall have the right to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(a)            the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of SOFR Loans) the specific Advance(s) being prepaid, which notice shall be given by the Borrower no later than 12:00 p.m. (New York, New York time) (or such later time as agreed to by the Administrative Agent in its reasonable discretion) (i) in the case of SOFR Loans, three U.S. Government Securities Business Days prior to and (ii) in the case of ABR Loans on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(b)            each partial prepayment of Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof; and

(c)            any prepayment of SOFR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.13.

Each such notice shall specify the date and amount of such prepayment and the Type of Loans to be prepaid; provided that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, and subject to Section 2.21(f), such prepayment shall not be applied to any Loans of a Defaulting Lender.

Section 5.2     Mandatory Prepayments.

(a)            Repayment Following Optional Reduction of Commitments. If, after giving effect to any reduction of the Total Commitment pursuant to Section 4.2, there is a Borrowing Base Deficiency, then the Borrower shall on the same Business Day, prepay the remaining Loans on the date of such termination or reduction in an aggregate principal amount equal to such Borrowing Base Deficiency and (ii) if any Borrowing Base Deficiency remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the Issuing Banks and the L/C Participants an amount in cash or otherwise Cash Collateralize an amount equal to such Borrowing Base Deficiency as provided in Section 3.8.

(b)            Repayment Following Redetermination or Adjustment of Borrowing Base. Upon any redetermination of the Borrowing Base in accordance with Section 2.17 or 2.18, if there is a Borrowing Base Deficiency, then the Borrower shall, within ten (10) Business Days after its receipt of notice of such Borrowing Base Deficiency, inform the Administrative Agent of the Borrower’s election to: (A) within 30 days following such election prepay the Loans in an aggregate principal amount equal to such Borrowing Base Deficiency, (B) prepay the Loans in six substantially equal monthly installments, commencing on the 30th day following such election with each payment being equal to l/6th of the aggregate principal amount of such Borrowing Base Deficiency, (C) within 30 days following such election, provide additional Collateral in the form of additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other Collateral reasonably acceptable to the Administrative Agent having a value (as proposed by the Administrative Agent and approved by the Required Lenders in good faith in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time) sufficient, after giving effect to any other actions taken pursuant to this Section 5.2(b) to eliminate any such Borrowing Base Deficiency or (D) undertake a combination of clauses (A), (B) and (C); provided that if, because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall Cash Collateralize the Letter of Credit Exposure in the amount of such remaining Borrowing Base Deficiency as provided in Section 3.8; provided further that all payments required to be made pursuant to this Section 5.2(b) must be made on or prior to the Maturity Date.

(c)            Repayment Following Disposition of Oil and Gas Properties, Equity Interests in Restricted Subsidiaries, or Hedge Terminations, or Issuance of Permitted Additional Debt.  Upon any reductions to the Borrowing Base pursuant to Section 2.20, if a Borrowing Base Deficiency exists, then the Borrower shall (A) prepay Loans in an aggregate principal amount equal to such Borrowing Base Deficiency and (B) if any Borrowing Base Deficiency remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such Letter of Credit Exposure in an amount equal to such Borrowing Base Deficiency as provided in Section 3.8.  The Borrower shall be obligated to make such prepayment or deposit such Cash Collateral not later than two (2) Business Days after it receives written notice from the Administrative Agent of the adjustment of the Borrowing Base and the resulting Borrowing Base Deficiency.

(d)            Application to Loans. With respect to each prepayment of Loans elected under Section 5.1 or required by Section 5.2, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Advance(s) being repaid and (ii) the Loans to be prepaid; provided that (A) each prepayment of any Loans made pursuant to an Advance shall be applied pro rata among such Loans and (B) notwithstanding the provisions of the preceding clause (A), subject to Section 2.21(f), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender unless otherwise agreed to in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.13.

(e)            SOFR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any SOFR Loan, other than on the last day of the Interest Period therefor, so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the SOFR Loan to be prepaid and such SOFR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such deposit shall constitute cash collateral for the SOFR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(f)            Application of Proceeds. The application of proceeds pursuant to this Section 5.2 shall not reduce the Commitment under the Facility and amounts prepaid may be reborrowed subject to the Available Commitment and the other terms hereof.

(g)            Excess Cash. If, on the last Business Day of any calendar month (or, if a Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing, on any Business Day), (A) there are any outstanding Loans and (B) the Borrower has any Excess Cash as of the date of such determination, then the Borrower shall, within three (3) Business Days, (1) prepay the Loans in an aggregate principal amount equal to the amount of such Excess Cash or (2) otherwise reduce the amount of Excess Cash to zero in a manner permitted by this Agreement.

Section 5.3     Method and Place of Payment.

(a)            Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Issuing Banks entitled thereto, as the case may be, not later than 2:00 p.m. (New York, New York time) (or such later time as agreed to by the Administrative Agent in its reasonable discretion), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or electronic mail or other electronic transmission notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York, New York time) or, otherwise, on the next Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders or the Issuing Banks, as applicable, entitled thereto.

(b)            For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York, New York time) (or such later time as agreed to by the Administrative Agent in its reasonable discretion) shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

Section 5.4     Taxes. For purposes of this Section 5.4, the term “applicable law” includes FATCA.

(a)            Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if the Borrower, any Guarantor, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 5.4) the Administrative Agent or the applicable Issuing Bank or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of such Issuing Bank or Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to such Issuing Bank or Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof. Without duplication, after any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b)            The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c)            The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within fifteen (15) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, other than any penalties resulting from (as determined by a final and non-appealable judgment of a court of competent jurisdiction) the gross negligence or willful misconduct of the Administrative Agent or such Lender, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)            (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)             any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)             any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; provided, however, that such other form and supplementary documentation described in this clause (C) (other than forms and documentation also described in clauses (B)(1) – (4)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender; and

(D)            if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)            If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion exercised in good faith, that it had received a refund of an Indemnified Tax or Other Tax for which a payment has been made by the Borrower or any Guarantor pursuant to this Agreement or any other Credit Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by the Borrower or any Guarantor, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion, in good faith to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Guarantor, upon the request of the Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (e) or any other provision of this Section 5.4.

(f)            If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Credit Party has paid additional amounts or indemnification payments, each Lender or the Administrative Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Lender and the Administrative Agent harmless against any reasonable out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(f). Nothing in this Section 5.4(f) shall obligate any Lender or the Administrative Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(g)            For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Issuing Bank.

(h)            The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 5.5      [Reserved.]

Section 5.6      Limit on Rate of Interest.

(a)            No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)            Payment at Maximum Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)            Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the Maximum Rate as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.7.

(d)            Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

Article VI
[Intentionally Omitted]

Article VII
CONDITIONS PRECEDENT TO THE Restatement Effective DATE
AND ALL SUBSEQUENT CREDIT EVENTS

Section 7.1      Restatement Effective Date. The effectiveness of this Agreement and the obligation of each Lender to advance the initial Loan hereunder and of each Issuing Bank to issue its initial Letter of Credit hereunder or to purchase or sell participations in outstanding Loans and Letters of Credit on the Restatement Effective Date, is subject to satisfaction (or waiver in accordance with Section 13.1) of the following conditions precedent:

(a)            Executed Credit Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)            Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the Secured Parties on the Restatement Effective Date, a customary written opinion of Kirkland & Ellis L.L.P., counsel to the Credit Parties, (i) dated the Restatement Effective Date, (ii) addressed to the Administrative Agent, the Lenders and each Issuing Bank and (iii) in form and substance reasonably satisfactory to the Administrative Agent. The Borrower and the other Credit Parties hereby instruct such counsel to deliver such legal opinion.

(c)            Secretary’s Certificates of the Credit Parties. The Administrative Agent shall have received, in the case of each Credit Party, each of the items referred to in subclauses (i) and (ii) below:

(i)            a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Credit Party as of a recent date from such Secretary of State (or other similar official) of the jurisdiction of its organization; and

(ii)            a certificate of the Secretary or Assistant Secretary or similar officer of each Credit Party dated the Restatement Effective Date and certifying:

(A)            that attached thereto is a true and complete copy of the bylaws, partnership agreement, limited liability company agreement or other applicable equivalent governing documents of such Credit Party as in effect on the Restatement Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B)            that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or managing general partner, managing member or applicable equivalent of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such Person is a party and, in the case of the Borrower, the Loans hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Restatement Effective Date,

(C)            that attached thereto is a true and complete copy of the certificate or articles of incorporation, certificate of limited partnership, articles of incorporation or certificate of formation of such Credit Party as in effect on the Restatement Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) above,

(D)            as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party, and

(E)            as to the absence of any pending proceeding for the dissolution or liquidation of such Credit Party.

(d)            Secretary’s Certificate of the General Partner. The Administrative Agent shall have received, in the case of the General Partner, each of the items referred to in subclauses (i), (ii) and (iii) below:

(i)            a certificate as to the good standing of the General Partner as of a recent date from the Secretary of State of the State of Delaware; and

(ii)            a certificate of the Secretary or Assistant Secretary or similar officer of the General Partner dated the Restatement Effective Date and certifying:

(A)            that attached thereto is a true and complete copy of the company agreement of the General Partner as in effect on the Restatement Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B)            that attached thereto is a true and complete copy of resolutions duly adopted by the general partner of the Borrower authorizing the execution, delivery and performance of the Credit Documents to which the General Partner is a party and the Loans hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Restatement Effective Date,

(C)            that attached thereto is a true and complete copy of the certificate of formation of the General Partner as in effect on the Restatement Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) above,

(D)            as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of the General Partner, and

(E)            as to the absence of any pending proceeding for the dissolution or liquidation of the General Partner.

(iii)            A certificate of an Authorized Officer of the General Partner dated as of the Restatement Effective Date and certifying that, as of the Restatement Effective Date, (a) no Default or Event of Default shall have occurred and be continuing, (b) all representations and warranties made by any Credit Party contained in the Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Restatement Effective Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), and (c) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

(e)            Guarantee and Security Agreement. The Guarantee and the Security Agreement each shall have been executed and delivered to the Administrative Agent by the parties thereto and shall be in full force and effect.

(f)            Security Documents. All of the Security Documents, including UCC or other applicable personal property and financing statements, reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens sufficient to comply with the Collateral Coverage Minimum intended to be created by such Security Document and create and perfect the Liens on the Collateral to the extent required by such Security Documents, shall have been delivered to the Administrative Agent for filing, registration or recording and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Permitted Liens.

(g)            Interest, Fees and Expenses. The Administrative Agent shall have received all accrued and unpaid fees and interest payable thereto or to any Lender or Issuing Bank on or prior to the Restatement Effective Date, including all fees then due pursuant to the Fee Letters, and, to the extent invoiced, all other amounts due and payable pursuant to the Credit Documents on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of outside counsel and recording fees for the filing of the Security Documents in the appropriate recording offices) required to be reimbursed or paid by the Credit Parties hereunder or under any Credit Document.

(h)            KYC. The Administrative Agent shall have received prior to the Restatement Effective Date (i) a Beneficial Ownership Certification and (ii) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act that has been requested by any Lender not less than five Business Days prior to the Restatement Effective Date.

(i)            The Notes. The Administrative Agent shall have received duly executed Notes payable to each Lender that has requested a Note in a principal amount equal to such Lender’s Commitment.

(j)            [Reserved]

(k)            Lien Searches. The Administrative Agent shall have received lien, tax, bankruptcy, and judgment searches against the Credit Parties reasonably satisfactory to Administrative Agent.

(l)            Amended and Restated Intercompany Note. The Administrative Agent shall have received the duly executed Intercompany Note, the form of which is attached hereto as Exhibit H.

The Administrative Agent (or at the Administrative Agent’s direction, its counsel) shall notify the Borrower and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.

Section 7.2      All Credit Events. The agreement of each Lender to make any Loan requested to be made by it on any date on or after the Restatement Effective Date (excluding (x) Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4 and (y) continuations or conversions of Loans), and the obligation of any Issuing Bank to issue, increase, or extend Letters of Credit on any date on or after the Restatement Effective Date, is subject to the satisfaction of the following conditions precedent:

(a)            At the time such Loan is made or Letter of Credit is issued, amended, or extended, and also after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties made by any Credit Party contained in the Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Loan or issuance, amendment, or extension (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(b)            Prior to the making of each Loan (other than any Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.1(b).

(c)            Prior to the issuance of each Letter of Credit, the Administrative Agent and the applicable Issuing Bank shall have received a Letter of Credit Application meeting the requirements of Section 3.2(a).

(d)            As of the end of the third Business Day after the date of any Borrowing, the Credit Parties shall not have any Excess Cash, and the Borrower shall have certified as to the Cash Balance (without regard to the requested Advance) as of the close of business on the date of the Notice of Borrowing and the reasonably estimated pro forma Cash Balance on the close of business on the Borrowing Date (giving effect to the requested Advance) in form and substance satisfactory to the Administrative Agent (which may be included in the relevant Notice of Borrowing).

The acceptance of the benefits of each Loan or Letter of Credit after the Restatement Effective Date shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in this Article VII above have been satisfied as of that time.

Article VIII
REPRESENTATIONS, WARRANTIES AND AGREEMENTS

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower and, as applicable, each Guarantor makes, on the date of each such credit event, on the Restatement Effective Date, and on each other date made or deemed made pursuant to any other Credit Document, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

Section 8.1      Organizational Status. The Borrower and each of its Restricted Subsidiaries is duly organized and validly existing and in good standing under the laws of the jurisdiction of such Person’s organization and has the organizational power and authority to own its property and assets and to transact its business as now conducted and has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 8.2      Organizational Power and Authority; Enforceability. The Borrower and each of its Restricted Subsidiaries has the power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary partnership or other organizational action to authorize the execution, delivery and performance by it of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

Section 8.3      No Violation. None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party or the compliance with the terms and provisions thereof will (a) contravene any Requirement of Law except to the extent such contravention would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party (other than Liens created under the Credit Documents and Liens permitted hereunder) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except as that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the partnership agreement, certificate of formation or other organizational documents of such Credit Party.

Section 8.4      Litigation. Except as set forth on Schedule 8.4, there are no actions, investigations, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened in writing with respect to the Borrower or any Restricted Subsidiary that would reasonably be expected to result in a Material Adverse Effect.

Section 8.5      Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

Section 8.6      Governmental Approvals. The execution, delivery and performance of each Credit Document by the Credit Parties do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 8.7      Investment Company Act. No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 8.8      True and Complete Disclosure.

(a)            All written information (other than projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrower or its Restricted Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Restatement Effective Date (with respect to Information provided prior to the Restatement Effective Date) and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b)            The projections, estimates and information of a general economic nature or general industry nature prepared by or on behalf of the Borrower or any of its representatives that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from any such projections), as of the date such projections and estimates were furnished to the Lenders (with respect to any projections, estimates or information of a general economic nature or general industry nature provided prior to the Restatement Effective Date) and as of the Restatement Effective Date.

Section 8.9      Financial Condition; Financial Statements. As of the Restatement Effective Date, the Borrower and its Restricted Subsidiaries do not have any material Indebtedness, any material guarantee obligations, contingent liabilities, off balance sheet liabilities, partnership liabilities for taxes or unusual forward or long-term commitments that, in each case, have not been disclosed on Schedule 8.9, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 8.10      Tax Matters. Except where the failure of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (a) each of the Borrower and the Restricted Subsidiaries has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it (including in its capacity as withholding agent) and has paid all Taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP and (b) the Borrower and each of the Restricted Subsidiaries have provided adequate reserves in accordance with GAAP for all Taxes of the Borrower and the Restricted Subsidiaries not yet due and payable.

Section 8.11      Compliance with ERISA. Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), and no written notice of any such insolvency, or endangered or critical status has been given to the Borrower or, to the knowledge of the Borrower, any ERISA Affiliate; each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i)(4) of ERISA); none of the Borrower or any of its Subsidiaries has incurred (nor is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code nor has the Borrower or any of its Subsidiaries been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; to knowledge of Borrower, an ERISA Affiliate that is not a Subsidiary of Borrower has not incurred (nor is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 515, 4062, 4069, 4201 or 4201 of ERISA or Section 4971 of the Code, no proceedings have been instituted (or are reasonably likely to be instituted) to terminate any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any ERISA Affiliate that is not a Subsidiary of Borrower; and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary exists (or is reasonably likely to exist), or to the knowledge of Borrower, on the assets of an ERISA Affiliate that is not a Subsidiary of Borrower exists (or is reasonably likely to exist), nor has the Borrower been notified in writing that such a lien will be imposed on the assets of the Borrower or any Subsidiary on account of any Plan, except to the extent that a breach of any of the representations or warranties in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan (other than a Multiemployer Plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are Multiemployer Plans, the representations and warranties in this Section 8.11 other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for “termination” (within the meaning of Title IV of ERISA) of such Plans under ERISA, are made to the best knowledge of the Borrower.

Section 8.12      Subsidiaries. As of the Restatement Effective Date, the Subsidiaries of the Borrower are listed on Schedule 8.12 (which Schedule shall be provided by the Borrower to the Administrative Agent and made part of this Agreement on the Restatement Effective Date) and such Schedule 8.12 shall indicate whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary.

Section 8.13      Intellectual Property. The Borrower owns or has obtained valid rights to use all intellectual property, free from any burdensome restrictions, that is necessary for the operation of its business as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect. The operation of the business of the Borrower, as currently conducted and as proposed to be conducted, does not infringe, misappropriate, violate or otherwise conflict with the proprietary rights of any third party, except as would not reasonably be expected to have a Material Adverse Effect.

Section 8.14      Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)            (i) the Borrower and each of the Restricted Subsidiaries are in compliance with all Environmental Laws; (ii) neither the Borrower nor any Restricted Subsidiary has received written notice of any Environmental Claim or any other liability under any Environmental Law; (iii) neither the Borrower nor any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or disposal area containing Hazardous Materials has been used by the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, is located at, on or under any Oil and Gas Properties currently owned or leased by the Borrower or any of its Restricted Subsidiaries.

(b)            Neither the Borrower nor any of the Restricted Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Oil and Gas Properties or facility in a manner that would reasonably be expected to give rise to liability of the Borrower or any Restricted Subsidiary under Environmental Law.

Section 8.15      Properties.

(a)            Each Credit Party has good and defensible title to the Borrowing Base Properties evaluated in the most recently delivered Reserve Report (other than those (i) disposed of in compliance with Section 10.2 since delivery of such Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) with title defects disclosed in writing to the Administrative Agent), and valid title to all its material personal properties, in each case, free and clear of all Liens other than Permitted Liens, except in each case where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. After giving full effect to the Liens permitted by Section 10.1, the Borrower owns the working interests and net revenue interests attributable to its Oil and Gas Properties as reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate the Borrower to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s net revenue interest in such property.

(b)            All material leases and agreements necessary for the conduct of the business of the Borrower are valid and subsisting and are in full force and effect, except to the extent that any such failure to satisfy the foregoing would not reasonably be expected to have a Material Adverse Effect.

(c)            The rights and properties presently owned, leased or licensed by the Credit Parties, including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d)            All of the properties of the Borrower that are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would not reasonably be expected to have a Material Adverse Effect.

Section 8.16      Solvency. The Borrower is Solvent, and the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 8.17      Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured in the manner contemplated by Section 9.3.

Section 8.18      Hedge Transactions; Qualified ECP Counterparty. Schedule 8.18 sets forth, as of the Restatement Effective Date, a true and complete list of all material commodity Hedge Transactions of each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof (as of the last Business Day of the most recent fiscal quarter preceding the Restatement Effective Date and for which a mark to market value is reasonably available), all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement. The Borrower is a Qualified ECP Counterparty.

Section 8.19      Anti-Corruption Laws and Anti-Money Laundering Laws; Sanctions.

(a)            None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, or employees, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country in violation of Sanctions, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, applicable Anti-Corruption Laws, Anti-Money Laundering Laws (if any), or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons in violation of Sanctions.

(b)            Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures (or is subject to such policies and procedures implemented and maintained for it by the Borrower or General Partner) designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws (if any) and Sanctions.

(c)            Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws (if any), and Sanctions in all material respects.

(d)            No proceeds of any extension of credit have been used, directly or knowingly indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of applicable Anti-Corruption Laws, Anti-Money Laundering Laws (if any) and Sanctions.

Section 8.20      No Material Adverse Effect. Since December 31, 2024, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 8.21      Beneficial Ownership. As of the Restatement Effective Date, all of the information included in the Beneficial Ownership Certification is true and correct.

Section 8.22      Security Interests. The Obligations are secured by Liens in the Collateral granted in favor of the Administrative Agent, for the benefit of the Lenders, and such Liens are or will be perfected (in each case, to the extent contemplated by this Agreement and the Security Documents) (i) by the filing of a UCC financing statement in the states in which each applicable Credit Party is located, (ii) by filing Mortgages affecting the Borrowing Base Properties, as-extracted collateral and/or fixtures (as applicable) in the real property or other appropriate records of the parish or county in which the applicable real property or fixtures are located, or (iii) by possession or control.

Section 8.23      Accounts. As of the Restatement Effective Date, Schedule 8.23 lists all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by or for the benefit of any Credit Party.

Section 8.24      Gas Imbalances; Prepayments. Except as disclosed on the most recent Compliance Certificate delivered pursuant to Section 9.1(c), on a net basis, there are no gas imbalances, take or pay or other prepayments exceeding one-half Bcfe of hydrocarbon volumes (stated on a gas equivalent basis) in the aggregate, with respect to the Borrower’s and its Restricted Subsidiaries Oil and Gas Properties that would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 8.25      Marketing of Production. Except as disclosed on the most recent Compliance Certificate delivered pursuant to Section 9.1(c), no material agreements exist (which are not cancelable on 60 days’ notice or less without penalty or detriment) for the sale of production of the Borrower’s or its Restricted Subsidiaries’ Hydrocarbons at a fixed non-index price (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) that (i) represent in respect of such agreements 2.5% or more of the Borrower’s and its Restricted Subsidiaries’ average monthly production of Hydrocarbon volumes and (ii) have a maturity or expiry date of longer than six months from the Restatement Effective Date.

Article IX
AFFIRMATIVE COVENANTS

Each of the Borrower and, as applicable, each Guarantor, hereby covenants and agrees as follows, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized or other arrangements in respect thereof have been made on terms and conditions reasonably satisfactory to each applicable Issuing Bank following the termination of the Total Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations, Cash Management Obligations or contingent indemnification obligations not then due and payable) are paid in full:

Section 9.1      Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)            Annual Financial Statements. Beginning with financial statements for fiscal year 2025, on or before the date that is 120 days (or such longer period as the Administrative Agent may reasonably agree) after the end of each such fiscal year, the audited consolidated balance sheets of the Borrower and its Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations, partners’ equity and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years prepared in accordance with GAAP, and certified by independent certified public accountants reasonably acceptable to the Administrative Agent whose opinion shall not be materially qualified with a “going concern” or like qualification or exception with respect to the Borrower or any of its Restricted Subsidiaries (other than with respect to, or resulting from, (x) the occurrence of the Maturity Date within one year from the date such opinion is delivered or (y) any potential inability to satisfy the financial covenants set out in Sections 10.3 or 10.4 hereof on a future date or in a future period), together with a certificate of such accounting firm unless such accounting firm is restricted from providing such a certificate by its policies or unless the delivery of such certificate increases the costs payable by the Borrower to such accounting firm, stating that in the course of either (i) its regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards or (ii) performing certain other procedures permitted by professional standards, such accounting firm has obtained no knowledge of any Event of Default relating to the financial covenants set forth in Sections 10.3 and 10.4 that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b)            Quarterly Financial Statements. On or before the date that is 60 days (or such longer period as the Administrative Agent may reasonably agree) after the end of each of the first three quarterly accounting periods of each fiscal year, beginning with the quarterly period ending March 31, 2026, the consolidated balance sheets of the Borrower and its Subsidiaries, in each case as at the end of such quarterly period, and the related statements of operations, partners’ equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative figures for the related periods in the prior fiscal year or, in the case of such balance sheet, for the last day of the prior fiscal year, all of which shall be certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal yearend audit adjustments and the absence of footnotes.

(c)            Compliance Certificates. At the earlier of the time of the delivery of the financial statements provided for in Section 9.1(a) and Section 9.1(b) or within five (5) Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions), a Compliance Certificate of a Financial Officer of the General Partner which certificate shall also set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with each of the financial covenants set forth in Section 10.3 and 10.4 as at the end of such fiscal year or period, as the case may be, (ii) a listing each Material Subsidiary as of such date of delivery and (iii) the Cash Available For Distribution for the preceding fiscal quarter.

(d)            Notice of Default; Litigation. Promptly after an Authorized Officer of the Borrower obtains actual knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(e)            Environmental Matters. Promptly after obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i)            any pending or threatened Environmental Claim against any Credit Party or any Oil and Gas Properties;

(ii)            any condition or occurrence on any Oil and Gas Properties that (A) would reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (B) would reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Oil and Gas Properties;

(iii)            any condition or occurrence on any Oil and Gas Properties that would reasonably be anticipated to cause such Oil and Gas Properties to be subject to any restrictions on the ownership, occupancy, use or transferability of such Oil and Gas Properties under any Environmental Law; and

(iv)            the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Oil and Gas Properties.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.

(f)            Certificate of Authorized Officer – Hedge Transactions. Concurrently with any delivery of each Reserve Report, setting forth as of the date of the Reserve Report, a true and complete list of all material commodity Hedge Transactions of the Borrower and each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof (as of the last Business Day of the most recent date such mark-to-market value is reasonably available), any new credit support agreements relating thereto not listed on Schedule 8.18 or on any previously delivered certificate delivered pursuant to this clause (f), any margin required or supplied under any credit support document and the counterparty to each such agreement.

(g)            [Reserved].

(h)            [Reserved].

(i)            Other Information. (i) Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8), (ii) copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of its Restricted Subsidiaries, in each case in their capacity as such holders, lenders or agents, (iii) upon the request of the Administrative Agent, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable Anti-Money Laundering Laws, (iv) promptly after an Authorized Officer of the Borrower obtains actual knowledge thereof, the Borrower shall provide to the Administrative Agent written notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification and (v) such other information regarding the operations, business affairs and the financial condition of the Borrower and the Restricted Subsidiaries as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(j)            Annual Budget. At the time of the delivery of the financial statements provided for in Section 9.1(a), the annual budget of the Borrower and its Restricted Subsidiaries for the next fiscal year after the fiscal year covered by such financial statements, set forth on a monthly basis for such fiscal year covered by the annual budget.

It is understood that documents required to be delivered pursuant to Sections 9.1(a), 9.1(b), 9.1(c), 9.1(f), and 9.1(j) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) in the case of the financial statements described in Section 9.1(a) and 9.1(b), on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed on Schedule 13.26 or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that the Borrower shall notify (which may be by electronic mail or other electronic transmission) the Administrative Agent of the posting of any such documents. Each Lender shall be solely responsible for timely accessing posted documents. Notwithstanding the foregoing, in respect of any information required to be delivered to the Administrative Agent and/or the Lenders pursuant to this Section 9.1, to the extent such information has been published on EDGAR at or prior to the time the information is required to be delivered under this Agreement, Borrower may send to the Administrative Agent a notice that such information is available on EDGAR and delivery of such notice shall satisfy the Borrower’s requirements under this Section 9.1 to deliver to the Administrative Agent and each Lender such information.

Section 9.2      Books, Records and Inspections.

(a)            The Borrower and each Restricted Subsidiary will (i) permit officers and designated representatives of the Administrative Agent or officers and designated representatives of the Majority Lenders (as accompanied by the Administrative Agent) to visit and inspect any of the properties or assets of the Borrower and its Restricted Subsidiaries in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the financial records of the Borrower and its Restricted Subsidiaries and discuss the affairs, finances, accounts and condition of the Borrower with their officers and independent accountants therefor, in each case of the foregoing upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Majority Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default only one such visit per fiscal year shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice, and (ii) during the continuance of an Event of Default, provide contact information for each bank or institution where each Credit Party has a Deposit Account and/or Securities Account to the Administrative Agent upon the Administrative Agent’s written request, and the Borrower hereby authorizes the Administrative Agent to contact such bank(s) or institution(s) in order to request bank statements and/or balances during the continuance of such Event of Default. The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 9.2, the Borrower will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)            The Borrower and its Restricted Subsidiaries will maintain financial records in accordance with GAAP in all material respects.

Section 9.3      Maintenance of Insurance. The Borrower shall, and shall cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of their business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of their business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Administrative Agent shall be the additional insured on any such liability insurance as their interests may appear and, if property insurance is obtained, the Administrative Agent shall be the mortgagee loss payee under any such property insurance; provided that, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such property insurance to the Borrower to the extent that the Borrower undertakes to apply such proceeds to the reconstruction, replacement or repair of the property insured thereby. Borrower shall provide to Administrative Agent evidence of each such insurance policy and such applicable endorsements promptly upon Administrative Agent’s reasonable request.

Section 9.4      Payment of Taxes. The Borrower shall, and shall cause each Restricted Subsidiary to, pay, discharge, or otherwise satisfy its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or such applicable Restricted Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 9.5      Maintenance of Existence. The Borrower will do or cause to be done, all things necessary to preserve and keep, or cause to be kept, in full force and effect its and the Restricted Subsidiaries’ existence, partnership rights and authority (except as otherwise permitted under Sections 10.2 and 10.5).

Section 9.6      Compliance with Law. The Borrower will, and will cause its Restricted Subsidiaries to, comply with all Requirements of Law applicable them or their property, including all governmental approvals or authorizations required to conduct their business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 9.7      ERISA.

(a)            Promptly after the Borrower knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower of its intention to appoint a trustee to administer any Plan; that the Borrower has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

(b)            Promptly following any request therefor, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Restricted Subsidiaries may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its Restricted Subsidiaries has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable Restricted Subsidiaries shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and provided further that if the Borrower or any of its Restricted Subsidiaries has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable Restricted Subsidiaries shall not be required to make a request for such documents or notices more than once during any one twelve month period.

Section 9.8      Maintenance of Properties. The Borrower will, and will cause its Restricted Subsidiaries to, except in each case where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect:

(a)            operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b)            keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and

(c)            to the extent a Credit Party is not the operator of any property described in clauses (a) and (b), the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 9.8.

Section 9.9      Transactions with Affiliates. The Borrower will, and will cause its Restricted Subsidiaries to, conduct any transaction or series of related transactions involving aggregate payments or consideration in excess of $2,000,000 with any of its Affiliates on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the partners, board of directors or managers of the Borrower in good faith; provided that the foregoing restrictions shall not apply to:

(a)            the consummation of the Transactions, including the payment of Transaction Expenses;

(b)            (i) issuances of Equity Interests in the Borrower, (ii) issuance of OpCo Common Units, (iii) any Kimbell Class B/OpCo Unit for Kimbell Common Unit Exchange or (iv) Restricted Payments permitted under Section 10.8;

(c)            Investments by the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or such Restricted Subsidiary has invested (and which such Unrestricted Subsidiary or joint venture would not be an Affiliate of the Borrower or such Restricted Subsidiary, but for the Borrower’s or such Restricted Subsidiary’s ownership of Equity Interests in such joint venture or such Unrestricted Subsidiary), in each case the extent permitted under Section 10.15;

(d)            employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and its Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the general partner, board of directors or managers of the Borrower (or any direct or indirect parent thereof);

(e)            Dispositions permitted under Section 10.2(d);

(f)            any issuance of Equity Interests or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the General Partner or the board of directors or board of managers of the Borrower (or any direct or indirect parent thereof);

(g)            [reserved];

(h)            any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the general partner, board of directors or managers of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally-recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that such transaction is (i) fair, from a financial point of view, to the Borrower or the applicable Restricted Subsidiary or (ii) on terms, taken as a whole, that are no less favorable to the Borrower or the applicable Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(i)            customary agreements and arrangements with oil and gas royalty trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such royalty trust or master limited partnership agreement;

(j)            [reserved];

(k)            transactions between or among the Borrower and its Restricted Subsidiaries;

(l)            transactions pursuant to the Management Services Agreements and any amendments, restatements, supplements or other modifications thereto that are not, taken as a whole, materially less favorable to the Borrower and the Restricted Subsidiaries than such agreement as in effect on the Restatement Effective Date; or

(m)            any transaction with an Affiliate if such transaction has been approved by the conflicts committee of the General Partner and, prior to the consummation of such transaction, the Administrative Agent is advised in writing of such transaction and the conflicts committee of the General Partner’s approval of such transaction.

Section 9.10      End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause each of its and its Restricted Subsidiaries’ fiscal years and fiscal quarters to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

Section 9.11      Additional Guarantors, Grantors and Collateral.

(a)            Subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will cause (i) any Restricted Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased, designated or acquired after the Restatement Effective Date (including pursuant to a Permitted Acquisition) and (ii) any Restricted Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, in each case within thirty (30) days from the date of such formation, acquisition, designation or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion) to execute a supplement to the Guarantee and the Security Agreement, substantially in the form required by such respective agreements or otherwise reasonably satisfactory to Administrative Agent, in order to become a Guarantor under the Guarantee and a pledgor under the Security Agreement, and deliver such related documentation as is reasonably required by the Administrative Agent.

(b)            Subject to any applicable limitations set forth in the Security Documents, the Borrower will pledge, and, if applicable, will cause each other Guarantor (or Person required to become a Guarantor pursuant to Section 9.11(a)) to pledge, to the Administrative Agent, for the benefit of the Secured Parties, (i) all of the Equity Interests of each Restricted Subsidiary (other than Excluded Equity Interests) directly owned by the Borrower or any Guarantor (or Person required to become a Guarantor pursuant to Section 9.11(a)), in each case, formed or otherwise purchased or acquired after the Restatement Effective Date, pursuant to a supplement to the Security Agreement in substantially the form required by the Security Agreement and (ii) all evidences of Indebtedness for borrowed money that is owing to the Borrower or any Guarantor (or Person required to become a Guarantor pursuant to Section 9.11(a)) and, to the extent such Indebtedness is evidenced by a promissory note, deliver such promissory note to the Administrative Agent, for the benefit of the Secured Parties, subject to the limitations and thresholds set forth in Sections 5.7 and 9.6 of the Security Agreement.

(c)            The Borrower agrees that all Indebtedness of any Credit Party that is owing to any Credit Party (or a Person required to become a Guarantor pursuant to Section 9.11(a)) or to any other Subsidiary of Borrower shall be evidenced by the Intercompany Note, which Intercompany Note shall be required to be pledged by each Credit Party to the Administrative Agent, for the benefit of the Secured Parties, pursuant to a security agreement in the form prescribed by the Administrative Agent.

(d)            In connection with each redetermination (but not any adjustment under Section 2.20) of the Borrowing Base, the Borrower shall review the applicable Reserve Report, if any, and the list of current Mortgaged Properties, to ascertain whether the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum after giving effect to exploration and production activities, acquisitions, Dispositions and production. In the event that the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) does not meet the Collateral Coverage Minimum after giving effect to exploration and production activities, acquisitions, Dispositions and production, then the Borrower shall, and shall cause its Credit Parties to, grant, within 60 days of delivery of the certificate required under Section 9.14(b) (or such longer period as the Administrative Agent may agree in its reasonable discretion), to the Administrative Agent as security for the Obligations a first-priority Lien (subject only to Permitted Liens) on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that, after giving effect thereto, the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum. All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional deeds of trust, mortgages and security agreements.

Section 9.12      Use of Proceeds.

(a)            The Borrower and its Restricted Subsidiaries will use the proceeds of Loans for the acquisition and development of Oil and Gas Properties, the acquisition of Equity Interests in Restricted Subsidiaries to the extent permitted by Section 10.15, the making of Restricted Payments permitted by Section 10.8 and for working capital and other general partnership purposes, general limited liability company purposes, or general corporate purposes, as applicable, of the Borrower and its Restricted Subsidiaries (including Permitted Acquisitions).

(b)            The Borrower and its Restricted Subsidiaries will use Letters of Credit for general partnership purposes, general limited liability company purposes, or general corporate purposes, as applicable, and to support deposits required under purchase agreements pursuant to which the Borrower or its Restricted Subsidiaries may acquire Oil and Gas Properties and other assets.

Section 9.13      Further Assurances.

(a)            Subject to the applicable limitations set forth in the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture, filings, assignments of as-extracted collateral, mortgages, deeds of trust and other documents) that the Administrative Agent or the Majority Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents as first-priority Liens (subject only to Permitted Liens), all at the expense of the Borrower.

(b)            Notwithstanding anything herein to the contrary, if the Administrative Agent and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents. In addition, notwithstanding anything to the contrary in this Agreement, the Security Documents, or any other Credit Document, (i) the Administrative Agent may grant extensions of time for or waivers of the requirements of the creation or perfection of security interests in or the obtaining of title opinions or other title information, legal opinions, appraisals, flood insurance and surveys with respect to particular assets (including extensions beyond the Restatement Effective Date for the perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items is not required by law or cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Credit Documents, (ii) Liens required to be granted from time to time pursuant to this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in any applicable jurisdiction, as otherwise agreed between the Administrative Agent and the Borrower and (iii) the Administrative Agent and the Borrower may make such modifications to the Security Documents, and execute and/or consent to such easements, covenants, rights of way or similar instruments (and Administrative Agent may agree to subordinate the lien of any mortgage to any such easement, covenant, right of way or similar instrument or record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Administrative Agent), as are reasonable or necessary and otherwise permitted by this Agreement and the other Credit Documents.

Section 9.14      Reserve Reports.

(a)            The Borrower shall deliver to the Administrative Agent the Reserve Reports required by Sections 2.17 and 2.18 hereof at the times specified therein.

(b)            With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a Reserve Report Certificate from an Authorized Officer of the Borrower certifying that in all material respects:

(i)            in the case of Reserve Reports prepared by or under the supervision of the chief engineer of the Borrower (or an engineer having similar qualifications and responsibilities employed by the Borrower), such Reserve Report has been prepared, except as otherwise specified therein, in accordance with the procedures used in the immediately preceding Reserve Report;

(ii)            the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects;

(iii)            except as set forth in an exhibit to such certificate, the representations and warranties in Section 8.15 are true and correct as of the date of such Reserve Report Certificate;

(iv)            none of the Borrowing Base Properties have been Disposed of since the date of the last Borrowing Base determination except those Borrowing Base Properties listed on such certificate as having been Disposed of; and

(v)            the certificate shall also attach, as schedules thereto, a list of all Borrowing Base Properties evaluated by such Reserve Report that are Collateral and demonstrating that the PV-9 of the Collateral (calculated at the time of delivery of such Reserve Report) meets the Collateral Coverage Minimum.

Section 9.15      Title Information. Within 60 days of the date of delivery to the Administrative Agent of each Reserve Report required by Sections 2.17 and 2.18. the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent under the circumstances in light of the Borrower’s business and operations so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, title information on at least 60% of the PV-9 of the PDP Reserves evaluated in such Reserve Report which title information is reasonably satisfactory to the Administrative Agent in light of the business and operations of the Borrower.

Section 9.16      Consolidated Cash Balance Information. If any Loans are outstanding, then, on the last Business Day of any fiscal quarter (or, if a Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing, on any Business Day), if the Borrower has any Excess Cash on such Business Day, the Borrower shall provide to the Administrative Agent, within two (2) Business Days of any such day, summary and balance statements, in a form provided to the Borrower by the applicable financial institution or in a form otherwise reasonably acceptable to the Administrative Agent, for each Deposit Account, Securities Account or other account in which any Cash Balance is held or to which any Cash Balance is credited, together with a written statement setting forth a reasonably detailed calculation of the Cash Balance and amounts excluded from the definition of Excess Cash pursuant to the parenthetical set forth in the definition thereof.

Section 9.17      Control Agreements. Neither the Borrower nor any other Credit Party shall deposit or maintain any funds or securities or other assets into any Deposit Account or Securities Account (other than Excluded Accounts) unless such Deposit Account or Securities Account is subject to a deposit account control agreement or securities account control agreement, as applicable, in form and substance satisfactory to the Administrative Agent and naming the Administrative Agent as the secured party thereunder for the benefit of the Secured Parties. Each deposit account control agreement will provide that the depositary bank will comply with instructions originated by the Administrative Agent directing dispositions of funds in the Deposit Account without further consent by the applicable Credit Party. Each securities account control agreement will provide that the securities intermediary will comply with entitlement orders originated by the Administrative Agent without further consent by the applicable Credit Party. The Administrative Agent agrees that it will not issue any such instructions or entitlement orders or otherwise exercise any control right granted under any such deposit account control agreement or securities account control agreement unless (a) an Event of Default has occurred or (b) the Notes and the Loans then outstanding have become due and payable in whole (and not merely in part), whether at the due date thereof, by acceleration or otherwise.

Section 9.18      Unrestricted Subsidiaries. The Borrower will:

(a)            cause the management, business and affairs of its Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, by furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Property of the Borrower and the Restricted Subsidiaries to be commingled with Property of any Unrestricted Subsidiary) so that each Unrestricted Subsidiary will be treated as an entity separate and distinct from the Borrower and the Restricted Subsidiaries;

(b)            not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries, other than (i) non-recourse pledges of Equity Interests in Unrestricted Subsidiaries granted to secure Indebtedness of Unrestricted Subsidiaries and (ii) Investments permitted under this Agreement; and

(c)            not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, the Borrower or any Restricted Subsidiary.

Section 9.19      Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions; Beneficial Ownership. Borrower and the Restricted Subsidiaries will (a) maintain in effect and enforce policies and procedures (or be subject to such policies and procedures maintained and enforced for it by the Borrower or General Partner) designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws (if any), and Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation), and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide to Administrative Agent or directly to such Lender, as the case may be, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.

Section 9.20      Post-Closing Covenant. Within 30 days after the Restatement Effective Date (or such later date as the Administrative Agent may agree to in its sole discretion), the Borrower shall deliver to the Administrative Agent a copy of, or a certificate as to coverage under, the insurance policies required by Section 9.3, together with customary lender's loss payable endorsements and additional insured endorsements.

Article X
NEGATIVE COVENANTS

Each of the Borrower and, as applicable, each Guarantor, hereby covenants and agrees as follows, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized or other arrangements in respect thereof have been made on terms and conditions reasonably satisfactory to each applicable Issuing Bank following the termination of the Total Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations, Cash Management Obligations or contingent indemnification obligations not then due and payable) are paid in full:

Section 10.1      Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien, security interest or other encumbrance on any of its Properties, except Permitted Liens.

Section 10.2      Sale of Assets. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, sell lease, assign, transfer or otherwise dispose of (each of the foregoing, a “Disposition”), any of its Property, except that:

(a)            the Borrower and its Restricted Subsidiaries may Dispose of inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Restricted Subsidiaries or is replaced by equipment of at least comparable value and use);

(b)            the Borrower and its Restricted Subsidiaries may Dispose of any Oil and Gas Properties (and including, but without limitation, Dispositions in respect of production payments, net profits interests, operating agreements, farm-outs, joint exploration and development agreements and other agreements customary in the oil and gas industry for the purpose of developing such Oil and Gas Properties or Equity Interests in Restricted Subsidiaries owning Borrowing Base Properties); provided that such Disposition is for Fair Market Value; provided, further, that in connection with any Disposition of Borrowing Base Properties or Equity Interests in Restricted Subsidiaries owning Borrowing Base Properties, in each case included in the most recently delivered Reserve Report, no later than five Business Days prior to the date of consummation of any such Disposition (or such shorter period as may be consented to by the Administrative Agent in its sole discretion) the Borrower shall provide notice to the Administrative Agent of such Disposition and the Borrowing Base Properties so Disposed, and the Borrowing Base shall be adjusted, if applicable, in accordance with the provisions of Section 2.20(a); provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, the sale price for such Disposition shall be sufficient to ensure that, after the consummation of such Disposition(s), the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(c)            the Borrower and its Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary;

(d)            the Borrower and its Restricted Subsidiaries may make Dispositions of Hydrocarbon Interests and related assets to which no Proved Reserves are attributable and farm-outs of undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such farm-outs;

(e)            the Borrower and its Restricted Subsidiaries may effect any transaction expressly permitted by Section 10.5 (excluding Section 10.5(d)), any Restricted Payment permitted by Section 10.8, and any Investment permitted by Section 10.15 (excluding Section 10.15(n));

(f)            the Borrower and its Restricted Subsidiaries may Dispose of Liquid Investments or cash in the ordinary course;

(g)            the Borrower and its Restricted Subsidiaries may (i) enter into licenses of intellectual property in the ordinary course of business and (ii) Dispose of or abandon intellectual property that is no longer used or useful in the operation of the business;

(h)            the expiration or lapse of leases, exploration tenement licenses and subleases or sublicenses in the ordinary course of business shall be permitted; and

(i)            the Borrower and its Restricted Subsidiaries may make other Dispositions not consisting of Borrowing Base Properties that have a Fair Market Value not to exceed an aggregate amount of $5,000,000 in any fiscal year.

Upon the Borrower’s request, the Administrative Agent will promptly release its Liens and security interests on all property that the Borrower is selling, leasing, transferring or otherwise disposing of in compliance with this Section 10.2.

Section 10.3      Debt to EBITDAX Ratio. The Borrower will not allow the Debt to EBITDAX Ratio to exceed 3.5 to 1.0 as of the end of any fiscal quarter.

Section 10.4      Current Ratio. The Borrower will not permit the ratio of Current Assets of the Borrower and its consolidated Restricted Subsidiaries to the Current Liabilities of the Borrower and its consolidated Restricted Subsidiaries to be less than 1.0 to 1.0, calculated at the end of each fiscal quarter.

Section 10.5      Consolidations and Mergers. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, consolidate or merge with or into any other Person, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all its business, assets or other properties, except that:

(a)            the Borrower may merge or consolidate with another Person if the Borrower is the surviving entity in such merger;

(b)            any Restricted Subsidiary may consolidate or merge into or with, or be liquidated into (i) Borrower (if the Borrower is the surviving entity in such consolidation merger) or (ii) any other Restricted Subsidiary, provided that if such consolidation or merger involves a Guarantor, a Guarantor shall be the surviving Person;

(c)            any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any other Restricted Subsidiary, provided that if such disposition is by a Credit Party then the recipient must be a Credit Party;

(d)            Dispositions permitted by Section 10.2 (excluding Section 10.2(e));

(e)            any Restricted Subsidiary may merge with or into the Person such Restricted Subsidiary was formed to acquire in connection with a Permitted Acquisition, provided that (i) if a Guarantor is a party to such merger, then a Guarantor shall be the continuing or surviving entity or (ii) the continuing or surviving entity shall become a Guarantor in accordance with Section 9.11 in connection therewith to the extent required by Section 9.11; and

(f)            any Person may merge into the Borrower or any of its Restricted Subsidiaries in connection with a Permitted Acquisition; provided that (i) in the case of a merger involving the Borrower, the continuing or surviving Person shall be the Borrower and (ii) in the case of a merger involving a Guarantor, the continuing or surviving Person shall be a Guarantor;

provided that, in each case, immediately after giving effect thereto, no Event of Default shall have occurred and be continuing.

Section 10.6      [Reserved].

Section 10.7      Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, incur, create, assume, permit to exist, or in any manner become or be liable with respect to any Indebtedness, except that the foregoing restrictions shall not apply to:

(a)            the Obligations arising under this Agreement or the other Credit Documents;

(b)            Indebtedness of (i) the Borrower or any Guarantor owing to the Borrower or any Subsidiary; provided that any such Indebtedness owing by a Credit Party to a Subsidiary that is not a Guarantor shall be subject to subordination terms contained in the Intercompany Note, (ii) any Subsidiary that is not a Guarantor owing to any other Subsidiary that is not a Guarantor and (iii) to the extent permitted by Section 10.15, any Subsidiary that is not a Guarantor owing to the Borrower or any Guarantor; provided that all such Indebtedness incurred pursuant to this clause (b) shall be represented by the Intercompany Note and pledged to the Administrative Agent for the benefit of the Secured Parties as Collateral pursuant to the terms of a security agreement in the form reasonably prescribed by the Administrative Agent;

(c)            Indebtedness which, in the aggregate, together with all other Indebtedness permitted by this Section 10.7(c), does not exceed $5,000,000 in principal amount outstanding;

(d)            Indebtedness in respect of Capital Leases or purchase money financings in an aggregate principal amount outstanding at any time not to exceed $5,000,000;

(e)            Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(f)            [Reserved]; and

(g)            Indebtedness in respect of Permitted Additional Debt; provided that (i) immediately after giving effect to the incurrence or issuance thereof, (A) the Borrower shall be in Pro Forma Compliance with the covenants in Section 10.3 and Section 10.4 and (B) the Borrowing Base shall be adjusted as set forth in Section 2.20(b) and (ii) if the Credit Parties would not be in compliance with the Collateral Coverage Minimum immediately after giving effect to the incurrence of such Permitted Additional Debt, then one or more Credit Parties shall have executed and delivered Security Documents, such that the Borrower shall be in compliance with the Collateral Coverage Minimum within 15 days (or such later date as the Administrative Agent may reasonably agree) of the date of incurrence of such Permitted Additional Debt, and thereafter, at all times during the period that any Permitted Additional Debt is outstanding.

Section 10.8      Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, declare or pay any dividend or distribution (whether in cash, securities or other property) or purchase, redeem or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to the holders of its Equity Interests or make any distribution of its assets to the holders of its Equity Interests (each a “Restricted Payment”), except that:

(a)            each of the Borrower and OpCo may make Restricted Payments (excluding redemptions of Preferred Equity) to its respective equity holders, if and to the extent that (i) such Restricted Payment is paid within 60 days after the date of declaration thereof, (ii) as of the date of such declaration of such Restricted Payment, no Event of Default or Borrowing Base Deficiency existed, (iii) as of the date of such declaration, if such dividend or distribution had been made as of such date of declaration, immediately after giving effect thereto, no Event of Default or Borrowing Base Deficiency would have existed, (iv) immediately after such Restricted Payment is made (A) the Debt to EBITDAX Ratio of the Borrower, determined on a basis described in the definition of “Pro Forma Compliance”, shall not exceed 3.00 to 1.00 and (B) the Borrower shall have Liquidity in an amount that is not less than 10% of the Loan Limit at such time, (v) the aggregate of all such Restricted Payments in respect of the Kimbell Common Units made under this Section 10.8(a) in any fiscal quarter shall not exceed the Borrower’s Projected Cash Available For Distribution for the most recently ended fiscal quarter, at the time of such Restricted Payment, as set forth in a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent before or at the time of declaration of such payment or as set forth in the Borrower’s public disclosures made before or at the time of declaration of such payment and (vi) solely with respect to Restricted Payments by OpCo to the holders of OpCo Common Units, such Restricted Payment is made ratably to all holders of OpCo Common Units;

(b)            each of the Borrower and OpCo may make Restricted Payments consisting of redemptions of any Permitted Preferred Units:

(i)            provided that, immediately after giving effect to such Restricted Payment, (A) no Event of Default or Borrowing Base Deficiency exists, (B) immediately after giving effect to such Restricted Payment, the Borrower shall have Liquidity in an amount that is not less than ten percent (10%) of the Loan Limit and (C) immediately after giving effect to such Restricted Payment, the Debt to EBITDAX Ratio of the Borrower, determined on a basis described in the definition of “Pro Forma Compliance” shall not exceed 3.00 to 1.0, or

(ii)            with an amount equal to the net cash proceeds derived from (A) the issuance of Equity Interests consisting of the Kimbell Common Units and/or OpCo Common Units or (B) the issuance of Equity Interests consisting of (I) other Permitted Preferred Units (II) or other Preferred Equity on terms reasonably satisfactory to the Majority Lenders and in any event on terms and conditions no less favorable to the Borrower than the Permitted Preferred Units, when taken as a whole, and such Restricted Payment is made within sixty (60) days after the issuance of the Equity Interests that is made under sub-clause (A) or sub-clause (B) above;

(c)            the Borrower and Opco may declare and pay dividends or distributions with respect to its Equity Interests (including dividends or distributions with respect to the Permitted Preferred Units) payable solely in additional Equity Interests (including additional Permitted Preferred Units as payment in kind but excluding other Disqualified Capital Stock);

(d)            the Borrower and OpCo may consummate any Kimbell Class B/OpCo Unit for Kimbell Common Unit Exchange;

(e)            the Borrower may make Restricted Payments pursuant to and in accordance with equity option plans or other benefit plans for management, employees, directors and consultants of the Borrower and its Subsidiaries, which plans have been approved by the General Partner, or the board of directors or board of managers of the Borrower (or any direct or indirect parent thereof);

(f)            OpCo may make Restricted Payments to the Borrower with respect to its Equity Interests; and

(g)            each Restricted Subsidiary of the Borrower may declare and pay dividends or distributions ratably with respect to its Equity Interests to the holders of its Equity Interests, so long as any such dividends or distributions are made ratably or better to Credit Parties.

Section 10.9      Preferred Equity. The Borrower shall not issue or permit to be held any Preferred Equity except for (a) Permitted Preferred Units (including Permitted Preferred Units issued as payment in kind) in an aggregate initial face amount not to exceed $400,000,000 (plus the face amount of Permitted Preferred Units of the Borrower issued as payment in kind, to the extent permitted under Section 10.8(c)), (b) Preferred Equity issued to redeem the Permitted Preferred Units to the extent permitted by Section 10.8(b) and (c) the dividend and the liquidation preferences with respect to the Kimbell Class B Units, as described in the limited partnership agreement of the Borrower, as in effect on the Restatement Effective Date. The Borrower shall not permit (i) any Restricted Subsidiary to issue or permit to be held any preferred Equity Interests or (ii) OpCo to issue or permit to be held by any Person (other than the Borrower) (x) any Equity Interests having voting rights more favorable to the holders thereof than the voting rights applicable to the OpCo Common Units, or (y) any preferred Equity Interests other than Permitted Preferred Units in an amount equal to Permitted Preferred Units of the Borrower that are permitted pursuant to this Section and issued substantially simultaneously with such Permitted Preferred Units of OpCo.

Section 10.10      Hedge Transactions.

(a)            The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Hedge Transactions other than:

(i)            Hedge Transactions with respect to interest rates that are entered into in the ordinary course of business and not for purposes of speculation that (A) result in any Indebtedness of the Borrower or any of its Restricted Subsidiaries that is subject to a floating interest rate to be effectively subject to a fixed interest rate or that otherwise mitigate or minimize the Borrower’s or such Restricted Subsidiary’s exposure to fluctuations in the applicable floating interest rate; (B) at the time each such Hedge Transaction is entered into, do not cause the aggregate notional amount of all outstanding Hedge Transactions with respect to interest rates to exceed one hundred percent (100%) of the then outstanding principal balance of such floating rate Indebtedness; (C) do not have a scheduled term that extends beyond the scheduled maturity date of the floating rate Indebtedness related to such Hedge Transaction; and (D) do not require the Borrower or any Restricted Subsidiary to post money, assets or any other property as security against the event of its non-performance, other than to the extent, if any, permitted under Section 10.1; and

(ii)            Hedge Transactions with respect to hydrocarbon prices that are entered into in the ordinary course of business for hedging risk and not for purposes of speculation and that do not (determined separately for each new Hedge Transaction as of the date such Hedge Transaction is entered into) (a)  have Hedge Termination Dates longer than thirty six (36) months from the effective date of the Hedge Transaction, and in no event will any such Hedge Termination Date exceed one (1) year beyond the Maturity Date and (b)  cause the aggregate notional volumes of Hydrocarbons under all such Hedge Transactions then in effect, calculated separately for each of crude oil, natural gas and natural gas liquids for each month to which such new Hedge Transaction applies, to exceed (i) 80% of Borrower’s and its Restricted Subsidiaries’ anticipated production of Proved Reserves that, in accordance with the Petroleum Industry Standards, are classified as “Proved Developed Producing Reserves” during any of the 36 months following such date, as determined based on the most recent Reserve Report delivered pursuant to Sections 2.17 and 2.18 hereof, or (ii) zero thereafter; provided, however, that in calculating such 80% limit, all purchased put options or price floors shall be excluded, so long as such put options or floors do not require payments by the Borrower and its Restricted Subsidiaries other than those due at the time of purchase. The limits in the foregoing sentence shall be calculated separately for Hedge Transactions that hedge basis risk with respect to anticipated production and those that hedge price risk with respect to anticipated production. To the extent, if any, that Borrower uses crude oil hedges to hedge natural gas liquids, such crude oil hedges shall be treated as hedges of natural gas liquids rather than hedges of crude oil. Any Hedge Transaction permitted under this Section 10.10(a) must be with a counterparty that is either (i) the Administrative Agent or any Lender or an Affiliate of the Administrative Agent or any Lender or (ii) a third party approved in writing by the Administrative Agent with a credit rating of BBB+ or better by S&P, and any successor thereto, or a rating of Baa1 or better by Moody’s and any successor thereto.

(b)            The Borrower shall not effect any Hedge Termination unless (i) the Borrower shall give the Administrative Agent 5 days’ prior written notice of any such Hedge Termination (other than a “termination event” or “Event of Default” under a Hedge Transaction as to which the Borrower cannot give advance notice, in which case the Borrower shall give prompt written notice of such Hedge Termination), and (ii) if such Hedge Termination causes a Borrowing Base Deficiency, the Borrower shall make any mandatory prepayments required by Section 2.20.

(c)            The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Hedge Transaction which contains any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral or margin to secure their obligations under such Hedge Transaction or to cover market exposures; provided, however, that the foregoing shall not prohibit or be deemed to prohibit the Obligations from being secured by the Security Documents.

Section 10.11      Passive Status of Borrower/OpCo. Notwithstanding anything to the contrary contained herein or in any other Credit Document:

(a)            OpCo shall not engage in any operating or business activities or other transactions other than its direct or indirect ownership of Equity Interests in its Subsidiaries and shall not directly hold Equity Interests of any Person other than such Subsidiaries; provided that the following shall be permitted activities of OpCo: (i) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (ii) the performance of its obligations with respect to the Credit Documents, (iii) payment of Taxes, (iv) conduct of financial audits as provided hereunder, (v) providing indemnification to officers, managers and directors, (vi) making Restricted Payments to holders of its Equity Interests to the extent permitted by Section 10.8, (vii) activities related to Hedge Transactions with Hedge Banks permitted hereunder and Cash Management Agreements, and (viii) transactions pursuant to the Management Services Agreements.

(b)            The Borrower shall not engage in any operating or business activities or other transactions other than its ownership of Equity Interest in OpCo and shall not directly hold Equity Interests of any Person other than OpCo; provided that the following shall be permitted activities of the Borrower: (i) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (ii) the performance of its obligations with respect to the Credit Documents, (iii) payment of Taxes, (iv) conduct of financial audits as provided hereunder, (v) providing indemnification to officers, managers and directors, (vi) conduct business related to the listing of its Equity Interests on a national exchange, (vii) making Restricted Payments to holders of its Equity Interests to the extent permitted by Section 10.8, (viii) activities related to Hedge Transactions permitted hereunder and Cash Management Services and (ix) transactions pursuant to the Management Services Agreements.

Section 10.12      Amendment of Organizational Documents or Preferred Equity Documents.

(a)            The Borrower will not amend or modify its organizational documents in a manner that would have a Material Adverse Effect without obtaining the prior written consent of the Administrative Agent; provided that for purposes of clarity, it is understood and agreed that the foregoing shall not prohibit changes to the organizational form of the Borrower to the extent otherwise expressly permitted hereunder.

(b)            The Borrower will not, and will not permit any of its Restricted Subsidiaries to amend, modify, or supplement (or enter into any agreement that has the effect of amending, modifying or supplementing, other than, for the avoidance of doubt, in connection with entry into a transaction relating to the issuance of Permitted Preferred Units) the terms of any Preferred Equity or the terms of any preferred Equity Interests of any Restricted Subsidiary to the extent that the same could reasonably be expected to be materially adverse to the Lenders (it being understood that (i) any increase in the distribution rate (whether in cash or paid in kind), (ii) any change to any mandatory redemption provision or put rights (or the addition of other mandatory redemption provisions or put rights), (iii) any change to the terms of thereof which results in any such Preferred Equity or preferred Equity Interests constituting indebtedness under GAAP and (iv) any modification of any covenant included in any such Preferred Equity or preferred Equity Interests that makes such covenant materially more restrictive as to the Borrower or any of its Restricted Subsidiaries (or any modification that adds a covenant that results in any such Preferred Equity or preferred Equity Interests being materially more restrictive as to the Borrower or any of its Restricted Subsidiaries), in each case, shall be deemed to be materially adverse to the Lenders).

(c)            The Borrower will not permit OpCo to amend, modify or supplement (or enter into any agreement that has the effect of amending, modifying or supplementing) its organizational documents (including its certificate or articles of formation and its operating agreement or limited liability agreement) in a manner that could reasonably be expected to be materially adverse to the Lenders (it being understood that (i) changes to the management of OpCo by the Borrower, (ii) changes to the restrictions on transfers of OpCo Common Units intended to cause OpCo to not be characterized as a publicly traded partnership with the meaning of Section 7704(b) of the Code and (iii) changes to permit distributions in respect of the OpCo Common Units to be paid to the Borrower on a less than ratable basis, in each case, shall be deemed to be materially adverse to the Lenders).

Section 10.13      Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws. The Borrower shall not directly or knowingly indirectly request any extension of credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any extension of credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, in violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 10.14      New Accounts. The Borrower will not, and will not permit any other Credit Party to deposit, credit or otherwise transfer any Cash Receipts, securities, financial assets or any other property into, any Deposit Account or Securities Account other than (x) Deposit Accounts and Securities Accounts maintained with the Administrative Agent and subject to a deposit account control agreement or securities account control agreement, as applicable, in form and substance satisfactory to the Administrative Agent, (y) Excluded Accounts (so long as such deposit, credit, or transfer does not cause such Deposit Account or Securities Account to cease to be an Excluded Account) and (z) any Deposit Account or Securities Account in respect of which the Administrative Agent, for the benefit of the Secured Parties, shall have a perfected Lien pursuant to a deposit account control agreement or securities account control agreement, as applicable, in form and substance satisfactory to the Administrative Agent, prior to the transfer or other deposit of any Cash Receipts, securities, financial assets or any other property of any Credit Party therein.

Section 10.15      Limitation on Investments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to any other Person, or purchase any Equity Interests or evidences of indebtedness of any Person (such loans, advances, capital contributions to, purchases of Equity Interests (including the making of any acquisition of Equity Interests), or purchase of any evidences of indebtedness of any Person, collectively, “Investments”), except:

(a)            Investments constituting Liquid Investments at the time initially made;

(b)            the creation or acquisition of any Restricted Subsidiaries (or of any Person who by virtue of such Investment becomes a Restricted Subsidiary) in compliance with Section 9.11;

(c)            Investments in the direct ownership of Oil and Gas Properties and Investments made in the ordinary course of business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements which provide for the sharing of risks or costs, jointly with third parties, including entering into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farmouts, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements and area of mutual interest agreements, production sharing agreements or other similar or customary agreement, transactions, properties, interest and investments and expenditures in connection therewith; provided that (i) no such Investment includes an Investment in any Equity Interest in a Person, (ii) any Indebtedness incurred or Lien granted or permitted to exist pursuant to such Investments is otherwise permitted under Section 10.1 and Section 10.7, respectively, and (iii) such Investments are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Restricted Subsidiaries set forth in the most recent Reserve Report;

(d)            accounts receivable arising in the ordinary course of business;

(e)            Permitted Acquisitions;

(f)            Investments by the Borrower in any Guarantor or by any Guarantor in the Borrower or in any other Guarantor;

(g)            Investments consisting of Hedge Transactions permitted under Section 10.10;

(h)            Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or one of its Restricted Subsidiaries with others in the ordinary course of business; provided that (i) no Default or Event of Default exists at the time of, or would exist after making any such Investment, (ii) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (iii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iv) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $10,000,000;

(i)            Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 10.15 owing to the Borrower or any of its Subsidiaries as a result of a bankruptcy or other insolvency proceeding of the obligor;

(j)            Investments in Persons primarily engaged in the oil and gas business made with cash; provided that no Investment may be made pursuant to this clause (j) unless immediately after giving effect to such Investment (i) no Default or Borrowing Base Deficiency would exist, (ii) after giving effect to such Investment, the Debt to EBITDAX Ratio of the Borrower, determined on a basis described in the definition of “Pro Forma Compliance” shall not exceed 3.0 to 1.0 and (iii) immediately after giving effect to such Investment the Borrower shall have Liquidity in an amount not less than 10% of the Loan Limit at such time;

(k)            loans and advances to officers, directors, employees and consultants of the Borrower or any of its Restricted Subsidiaries as permitted by applicable law provided that the aggregate principal amount thereof outstanding at any time shall not exceed $1,000,000;

(l)            (i) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Restatement Effective Date as set forth on Schedule 10.15, (ii) Investments existing on the Restatement Effective Date of the Borrower or any Restricted Subsidiary in any other Subsidiary disclosed on Schedule 10.15 and (iii) any extensions, renewals or reinvestments thereof, in each case so long as the amount of any Investment made pursuant to this clause (l) is not increased at any time above the amount of such Investment set forth on Schedule 10.15 or in effect on the Restatement Effective Date, as applicable;

(m)            Investments held by a Person acquired (including by way of merger or consolidation) on or after the Restatement Effective Date otherwise in accordance with this Section 10.15 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n)            Investments consisting of Dispositions permitted under Section 10.2 (other than Section 10.2(e)), and consolidations and mergers permitted under Section 10.5; and

(o)            [reserved];

(p)            Investments constituting non-cash proceeds of Dispositions of assets to the extent such Disposition is permitted by Section 10.2;

(q)            Investments to the extent that payment for such Investments is made with (i) Equity Interests (other than Disqualified Capital Stock) of the Borrower or (ii) Permitted Preferred Units;

(r)            Investments in Unrestricted Subsidiaries not to exceed $10,000,000 (measured as of the time made) in the aggregate at any time; and

(s)            Investments made by the Borrower and its Restricted Subsidiaries in any fiscal year and not otherwise permitted under this Section 10.15 in an aggregate amount not to exceed $10,000,000 (measured as of the time made) in such fiscal year.

Section 10.16      Change in Business. The Borrower will not fundamentally and substantively alter the character of its business, taken as a whole, from the business conducted by it on the Restatement Effective Date, and other business activities incidental, reasonably related, complementary or ancillary to any of the foregoing.

Section 10.17      Designation of Restricted and Unrestricted Subsidiaries.

(a)            Unless designated as an Unrestricted Subsidiary on Schedule 8.12 as of the date hereof or thereafter, in compliance with this Section 10.17, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)            The Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary (other than OpCo), including a newly or to be formed or newly or to be acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and immediately after giving effect, to such designation, neither a Default nor a Borrowing Base Deficiency would exist, (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the Fair Market Value as of the date of such designation of the Borrower’s and its Restricted Subsidiaries’ direct ownership interests in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 10.15, (iii) such designation is deemed to be a Disposition of the assets of such Subsidiary on such date of designation, and such Disposition (A) would be permitted by Section 10.2 and (B) would not result in a Borrowing Base Deficiency pursuant to Section 2.20(a), and (iv) the Borrower shall be in Pro Forma Compliance after giving effect to such designation. Except as provided in this Section 10.17(b), no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.

(c)            The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if immediately after giving effect to such designation, (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Credit Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default exists, (iii) the Borrower complies with the requirements of Section 9.11, Section 9.18, and Section 10.15, (iv) the Borrower and/or one or more Restricted Subsidiaries owns all of the Equity Interests in such Subsidiary and (v) the Borrower shall be in Pro Forma Compliance after giving effect to such designation. Any such designation shall be treated as a cash dividend to the Borrower in an amount equal to the lesser of the fair market value of the Borrower’s and its Restricted Subsidiaries’ direct ownership interests in such Subsidiary or the amount of the Borrower’s and its Restricted Subsidiaries’ aggregate investment previously made for purposes of the limitation on Investments under Section 10.15. Upon the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, all Investments previously made in such Unrestricted Subsidiary shall no longer be counted in determining any limitation on Investments under Section 10.15.

(d)            Each Subsidiary of an Unrestricted Subsidiary shall automatically be designated as an Unrestricted Subsidiary.

(e)            Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with Section 10.17(b), (i) such Subsidiary shall be automatically released from all obligations, if any, under the Credit Documents, including the Guarantee and all other applicable Security Documents and (ii) all Liens granted pursuant to the Guarantee and all other applicable Security Documents on the property of, and the Equity Interests in, such Unrestricted Subsidiary shall be automatically released.

Section 10.18      International Operations. The Borrower shall not, and shall not permit any Restricted Subsidiary to (a) acquire or make any other expenditures (whether such expenditure is capital, operating, or otherwise) in or related to any Oil and Gas Properties or other assets not located within the geographical boundaries of the United States or (b) form, acquire, or make any Investment in any Person that is organized under the laws of jurisdictions other than the United States or any state thereof, or the District of Columbia.

Article XI
EVENTS OF DEFAULT

Upon the occurrence of any of the following specified events (each an “Event of Default”):

Section 11.1      Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for three (3) Business Days, in the payment when due of any interest on the Loans or any Unpaid Drawings, fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause (a) above).

Section 11.2      Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

Section 11.3      Covenants. Any Credit Party shall:

(a)            default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i) and 9.5 (solely with respect to the Borrower), Section 9.17 or Article X; or

(b)            default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least thirty (30) days after receipt of written notice thereof by the Borrower from the Administrative Agent.

Section 11.4      Default Under Other Agreements. (i) The Borrower or any of its Restricted Subsidiaries shall default in any payment with respect to any Material Indebtedness (other than the Indebtedness described in Section 11.1) beyond the period of grace, if any, provided in the instrument of agreement under which such Indebtedness was created, (ii) the Borrower or any of its Restricted Subsidiaries shall default in the observance or performance of any agreement or condition relating (other than a payment default) to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event (other than a payment default) shall occur or condition exist (other than (x) secured Indebtedness that becomes due as a result of a Disposition (including as a result of a casualty event) of the property or assets securing such Indebtedness permitted under this Agreement or (y) as a result of delivery of a notice of voluntary prepayment or redemption permitted under this Agreement), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or (iii) a default or other event or condition (other than termination events or equivalent events (other than alternative termination events, solely to the extent such alternative termination event is caused by a Credit Party) pursuant to the terms of such Hedge Transactions) shall occur and be continuing under any Hedge Transaction between any Credit Party and any Person which results in a net payment being due by such Credit Party in excess of $10,000,000 and such payment is not paid when due (after giving effect to any applicable grace periods) unless in the case of each of (i)-(iii) of the foregoing, such holder or holders, or the Person to whom such obligation is owing, shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the Borrower.

Section 11.5      Bankruptcy, Etc. The Borrower or any Guarantor shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code (the “Bankruptcy Code”) or any other applicable Debtor Relief Law; or an involuntary case, proceeding or action is commenced against the Borrower or any Guarantor and the petition is not dismissed or stayed within 60 days after commencement of the case, proceeding or action, or the Borrower or the applicable Guarantor consents to the institution of such case, proceeding or action prior to such 60-day period, or any order of relief or other order approving any such case, proceeding or action is entered; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator or similar Person is appointed for, or takes charge of, the Borrower or all or any substantial portion of the property or business thereof; or the Borrower suffers any appointment of any custodian, receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator or the like for it or any substantial part of its property or business to continue undischarged or unstayed for a period of 60 days; or the Borrower makes a general assignment for the benefit of creditors.

Section 11.6      ERISA.

(a)            (i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; (ii) any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); (iii) an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); (iv) any Plan shall have an accumulated funding deficiency (whether or not waived); and (v) the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); and

(b)            there would result from any event or events set forth in clause (i) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and

(c)            such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect.

Section 11.7      Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall assert in writing that any such Guarantor’s obligations under the Guarantee are not to be in effect or are not to be legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

Section 11.8      Security Documents. Any of the mortgages, deeds of trust, security agreements or assignments of production or any other Security Document pursuant to which assets of the Borrower and the Credit Parties are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall assert in writing that any grantor’s obligations under the mortgages, deeds of trust, security agreements or assignments of production or any other Security Document are not in effect or not legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

Section 11.9      Judgments. One or more monetary judgments or decrees shall be entered against the Borrower or a Guarantor involving a liability of an amount exceeding $15,000,000 in the aggregate for all such judgments and decrees for the Borrower and the Guarantors (to the extent not paid or covered by insurance provided by a carrier not disputing coverage), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days.

Section 11.10      Change of Control. A Change of Control shall have occurred.

Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Majority Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and (c) below shall occur automatically without the giving of any such notice): (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (c) demand cash collateral in respect of any outstanding Letter of Credit pursuant to Section 3.8(b) in an amount equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

Section 11.11      Application of Proceeds. Any amount received by the Administrative Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 13.5 and amounts payable under Article II) payable to the Administrative Agent in such Person’s capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Banks (including fees, disbursements and other charges of counsel payable under Section 13.5) arising under the Credit Documents and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, interest on the Loans and interest on Unpaid Drawings, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Unpaid Drawings, and Obligations then owing under Hedge Transactions and Cash Management Agreements and (ii) to Cash Collateralize that portion of Letters of Credit outstanding comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 3.8, ratably among the Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Bank to Cash Collateralize such Letter of Credit Exposure, (y) subject to Section 3.8, amounts used to Cash Collateralize the Stated Amounts of Letters of Credit pursuant to this clause Fourth shall be applied to satisfy drawings under such Letters of Credit as they occur, and (z) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be distributed in accordance with this clause Fourth;

Fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Credit Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Requirements of Law.

Subject to Section 3.8, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, amounts received from the Borrower or any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause second above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause second above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause second above).

Article XII
THE ADMINISTRATIVE AGENT

Section 12.1      Appointment.

(a)            Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article XII (other than Section 12.1(b) with respect to the Lead Arranger, the Syndication Agent, the Joint Lead Arrangers, and the Co-Documentation Agents and Section 12.9 with respect to the Borrower) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b)            Neither the Lead Arranger, the Syndication Agent, the Joint Lead Arrangers nor the Co-Documentation Agents, in their capacities as such, shall have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Article XII.

(c)            Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender or Issuing Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Credit Party (or any of their Affiliates) that may come into the possession of the Administrative Agent or any of its Affiliates. Each Lender and Issuing Bank acknowledges that Bracewell LLP is acting as counsel to the Administrative Agent only. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Credit Documents and the matters contemplated therein.

(d)            The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Article XII) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Credit Documents unless it shall (a) receive written instructions from the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Article XII) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses that may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders and Issuing Banks. If a Default or Event of Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 12.1, provided that, unless and until the Administrative Agent shall have received such directions and indemnities, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders and Issuing Banks. In no event, however, shall the Administrative Agent be required to take any action that the Administrative Agent determines exposes the Administrative Agent to liability or that is contrary to this Agreement, the Credit Documents or applicable law. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Article XII) and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Credit Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct, as determined in a final non-appealable judgement by a court of competent jurisdiction.

Section 12.2      Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Credit Document or any Collateral, or, except with respect to any physical certificate or instrument representing pledged debt securities or pledged stock (in each case, as defined in the Security Agreement) in the possession of the Administrative Agent, the existence, value, perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, the financial condition of any Credit Party or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

Section 12.3      Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law. For purposes of determining compliance with the conditions specified in Article VII on the Restatement Effective Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

Section 12.4      Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Majority Lenders or each individual Lender, as applicable.

Section 12.5      Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender or any Issuing Bank. Each Lender and each Issuing Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Advances hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 12.6         Indemnification. The Lenders severally agree to indemnify the Administrative Agent and its Related Parties in their capacities as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Outstandings in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or its Related Parties under or in connection with any of the foregoing, INCLUDING ITS OWN ORDINARY NEGLIGENCE; provided that no Lender shall be liable to the Administrative Agent or its Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s or the Related Parties’ gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.6. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.6 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that it is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent or its Related Parties against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent or its Related Parties against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from the Administrative Agent’s or the Related Parties’ gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.6 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 12.7         The Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 12.8         Successor Administrative Agents. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. If the Administrative Agent becomes a Defaulting Lender, then such Administrative Agent may be removed as the Administrative Agent, at the reasonable request of the Borrower and the Majority Lenders. Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If, in the case of a resignation of a retiring Administrative Agent, no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective at the end of such 30-day period. In the event that no successor administrative agent shall have accepted such appointment within 30 days, such resignation shall nonetheless be effective and the Majority Lenders shall act as Administrative Agent hereunder. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.8). The fees payable by the Borrower (following the effectiveness of such appointment) to the Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article XII (including Section 12.6) and Section 13.5 shall continue in effect for the benefit of such retiring Administrative Agent, and its Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

Any resignation of any Person as Administrative Agent pursuant to this Section 12.8 shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of its respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 12.9         Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. In addition, each Lender shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any applicable Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of any applicable Credit Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.9. For the avoidance of doubt, for purposes of this Section 12.9, the term “Lender” includes any Issuing Bank.

Section 12.10         Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party or the Administrative Agent, as applicable, may (a) execute any documents or instruments necessary in connection with a Disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented or (c) release any applicable Guarantor from the Guarantee in connection with such Disposition or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented. The Lenders and the Issuing Banks (including in their capacities as potential Cash Management Banks and potential Hedge Banks) irrevocably agree that (x) the Administrative Agent may, without any further consent of any Lender, enter into or amend any intercreditor agreement with the representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, (y) the Administrative Agent may rely exclusively on a certificate of an Authorized Officer of the Borrower as to whether any such other Liens are permitted and (z) any such intercreditor agreement referred to in clause (x) above, entered into by the Administrative Agent, shall be binding on the Secured Parties. Furthermore, the Lenders and the Issuing Banks (including in their capacities as potential Cash Management Bank and potential Hedge Banks) hereby authorize the Administrative Agent to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is a Permitted Lien; provided that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such subordination is permitted under this Agreement.

Section 12.11         Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 12.12         The Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 11.5, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that is owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, to the extent due under Section 13.5) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, to the extent due under Section 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 12.13         Credit Bidding. The Secured Parties hereby irrevocably authorize Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Person is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations shall be credit bid by Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles in such manner as shall be approved by Majority Lenders. Each of the Lenders, the Issuing Banks, the Cash Management Banks and the Hedge Banks agree to execute such documents and provide such information regarding itself (and/or any designee which will receive interests in or debt instruments issued by such acquisition vehicle) as Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 12.14         Sub-agents. The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs will apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and will apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 12.15         Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (i) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

Section 12.16         Erroneous Payment.

(a)            If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 12.16 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Payment Recipient (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)            it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Payment Recipient shall cause any other recipient that receives funds on its respective behalf to promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.16(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 12.16(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 12.16(a) or on whether or not an Erroneous Payment has been made.

(c)            Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)            (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)            Subject to Section 13.6 (but excluding, in all events, any assignment consent or approval requirements (except from the Borrower)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)            The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligation owed by the Borrower or any other Credit Party; provided that this Section 12.16 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 12.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

(h)            Notwithstanding anything to the contrary herein or in any other Credit Document, no Credit Party nor any of their respective Affiliates shall have any increased obligations or liabilities directly or indirectly arising out of this Section 12.16 in respect of any Erroneous Payment (other than having consented to the assignment referenced in Section 12.16(d)(i) above and acknowledging Sections 12.16(d), (e) and (g) above).

Article XIII
MISCELLANEOUS

Section 13.1         Amendments, Waivers and Releases.

(a)            Except as expressly set forth in this Agreement (including, without limitation, Section 2.11), neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent shall, from time to time, (i) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (ii) waive in writing, on such terms and conditions as the Majority Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (A) forgive or reduce any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.7(c)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and any change due to a change in the Borrowing Base or Available Commitment), or extend the final expiration date of any Lender’s Commitment (provided that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitment of any Lender) or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the amount of the Commitment of any Lender, or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby, or (B) amend, modify or waive any provision of this Section 13.1 in a manner that would reduce the voting rights of any Lender, or reduce the percentages specified in the definitions of the terms “Majority Lenders” or “Required Lenders,” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party, in each case without the written consent of each Lender directly or adversely affected thereby, or (C) amend the provisions of Section 11.11 or any analogous provision of any Security Document in a manner that would alter the order of payments required thereby, without the prior written consent of each Lender directly and adversely affected thereby, or amend the provisions of Section 13.8(a) or any other provision that requires payments to Lenders be made ratably, or amend the provisions of Section 2.6 without the consent of each Lender directly or adversely affected thereby, or (D) amend, modify or waive any provision of Article XII without the written consent of the then-current Administrative Agent, or any other former Administrative Agent to whom Article XII then applies in a manner that directly and adversely affects such Person, or (E) amend, modify or waive any provision of Article III with respect to any Letter of Credit without the written consent of each Issuing Bank to whom Article III then applies in a manner that directly and adversely affects such Person, or (F) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender, or (G) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (H) contractually subordinate the Liens on all or substantially all of the Collateral securing any of the Secured Obligations to the Liens securing any other Indebtedness for borrowed money or contractually subordinate the right of payment of the Secured Obligations (in each case, as such definitions were in effect on the Restatement Effective Date) to the right of payment of any other Indebtedness without the consent of each adversely affected Lender (it being understood that this clause (H) shall not apply to the incurrence of any debtor-in-possession financing), or (I) increase the Borrowing Base without the written consent of each Lender (other than Defaulting Lenders), or (J) decrease or maintain the Borrowing Base without the written consent of the Required Lenders (other than Defaulting Lenders) or otherwise modify Sections 2.14, 2.15, 2.16 or 2.17 if such modification would have the effect of increasing the Borrowing Base without the written consent of the Lenders (other than Defaulting Lenders); provided that a scheduled redetermination of the Borrowing Base under Section 2.14 may be postponed by the Required Lenders, or (K) affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent without the prior written consent of the Administrative Agent or (L) amend Section 13.27 in a manner that would cause any Excluded Structures to be encumbered by any Mortgage without the written consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Obligations. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender whose consent is required hereunder.

(b)            Without the consent of any Lender or Issuing Bank, (i) the Credit Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Credit Document and (ii) if the Credit Parties and the Administrative Agent acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement (including this Section) or any other Credit Document (including the schedules and exhibits thereto), then the Administrative Agent and the Credit Parties shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Section 13.2         Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by electronic mail or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)            if to the Borrower, the Administrative Agent or any Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.26 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the Issuing Banks.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by electronic mail or other electronic transmission, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.1, 2.3, 2.5, 2.8, 4.2 and 5.1 shall not be effective until received.

The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on the Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform, INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for such Agent Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgement. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Credit Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 13.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

Section 13.4         Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

Section 13.5         Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of primary counsel to the Administrative Agent, and one counsel in each appropriate local jurisdiction (excluding any allocated costs of in-house counsel), (b) to pay or reimburse each Issuing Bank and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and one counsel in each appropriate local jurisdiction, (c) to pay, indemnify and hold harmless each Lender, each Issuing Bank and the Administrative Agent from any and all recording and filing fees and (d) to pay, indemnify and hold harmless each Lender, Issuing Bank and the Administrative Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person, including reasonable and documented fees, disbursements and other charges of one primary counsel for all such Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may, with the consent of the Borrower (not to be unreasonably withheld or delayed), retain its own counsel), with respect to (i) the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents and (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under any Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the Borrower, any of its Restricted Subsidiaries or any of the Oil and Gas Properties, AND INCLUDING ITS OWN ORDINARY NEGLIGENCE (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent that such Indemnified Liabilities have resulted from (i) the gross negligence, bad faith, or willful misconduct of the party to be indemnified or any of its Related Parties as determined by a final non-appealable judgment of a court of competent jurisdiction, (ii) any material breach of any Credit Document by such Lender or Issuing Bank or any of their Related Parties (other than the Administrative Agent, acting in its capacity as such, and its directors, officers, employees, agents, and consultants) or (iii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against the Administrative Agent in its capacity as such). No Person entitled to indemnification under clause (d) of this Section 13.5 shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online) in connection with this Agreement, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of the party to be indemnified or any of its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), nor (except solely as a result of the indemnification obligations of the Borrower or any of its Restricted Subsidiaries set forth above) shall any such Person, the Borrower or any of its Restricted Subsidiaries have any liability for any special, punitive, indirect or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Restatement Effective Date) other than any such damages or claims incurred or paid to a third party, or which are included in a third-party claim, and any out-of-pocket expenses related hereto. All amounts payable under this Section 13.5 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail, accompanied, if requested by the Borrower, by reasonable supporting documentation. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to any Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever resulting from a non-Tax claim.

Section 13.6         Successors and Assigns; Participations and Assignments.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit) and the Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders and each other Person entitled to indemnification under Section 13.5, any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender (or the Administrative Agent as provided in Section 12.16(d)(ii)) may at any time assign to one or more assignees (other than the Borrower, its Subsidiaries, any natural person or any Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including its Letter of Credit Exposure) at the time owing to it) with the prior written consent of:

(A)            the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)            the Administrative Agent and each Issuing Bank (in each case, not to be unreasonably withheld or delayed).

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans or an assignment by the Administrative Agent pursuant to Section 12.16(d)(ii), the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof, unless each of the Borrower, each Issuing Bank and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s or Administrative Agent’s rights and obligations under this Agreement;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable Tax forms (including those described in Section 5.4), as applicable.

(iii)            Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.12, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv)            The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, principal amount (and stated interest amounts) of the Loans of, Letter of Credit Exposure of, and any payment made by each Issuing Bank under any applicable Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank, and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c)            (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities other than any Defaulting Lender, the Borrower or any Subsidiary of the Borrower (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (A) or (B) of the second proviso of the second sentence of Section 13.1(a) that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definition of the term “Majority Lenders” or “Required Lenders.” Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.12, and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections and Section 13.7) as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6). To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii)            A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.12, or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld); provided that the Participant shall be subject to the provisions in Section 2.11 as if it were an assignee under clauses (a) and (b) of this Section 13.6. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and each party hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)            Any Lender may, without the consent of the Borrower, any Issuing Bank or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit C, evidencing the Loans owing to such Lender.

(e)            Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)            The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Texas Uniform Electronics Transactions Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)            Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to an Affiliated Lender; provided that an Affiliated Lender shall make a representation and warranty to such assigning Lender that at the time of the assignment such Affiliated Lender is not in possession of any material non-public information (within the meaning of United States securities laws) with respect to the Borrower and its Subsidiaries that has not been disclosed to such assigning Lender or the Lenders generally (other than because any such Lender has elected not to receive such material non-public information); provided further that, by its acquisition of Loans, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(i)            it shall not have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II), or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Administrative Agent or any other such Lender under the Credit Documents;

(ii)            except with respect to any amendment, modification, waiver, consent or other action described in clause (i) of the second proviso of the second sentence of Section 13.1(a) or that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and shall be deemed to have been voted in the same percentage as all other applicable Lenders that are not Affiliated Lenders voted if necessary to give legal effect to this paragraph) under any Credit Document;

(iii)           the aggregate principal amount of Loans held at any one time by Affiliated Lenders may not exceed 30% of the aggregate principal amount of all Loans outstanding at such time under this Agreement; and

(iv)          no Loan proceeds shall be used by such Affiliated Lender to purchase such Loans.

Section 13.7         Replacements of Lenders under Certain Circumstances.

(a)            The Borrower shall be permitted to replace any Lender that becomes a Defaulting Lender, with a replacement bank, lending institution or other financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (C) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.9 or 5.4, as the case may be owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)            If any Lender (such Lender, a “Non-Consenting Lender”) (x) has failed to consent to a proposed amendment, determination, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected and with respect to which the Majority Lenders shall have granted their consent or (y) did not consent to increase the Borrowing Base then in effect when the Required Lenders provided their consent to such increase pursuant to Sections 2.17 or 2.18, then, in each case, provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees that are reasonably acceptable to the Administrative Agent and that have consented to the relevant amendment, determination, waiver, discharge, termination, or increase; provided that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall consent to such assignment and shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

(c)            Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

Section 13.8         Sharing of Payments; Set-off.

(a)            If any Lender (a “Benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in Letter of Credit Obligations held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender entitled thereto, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the terms of this Agreement and the other Credit Documents or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings to any assignee or participant. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b)            After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower or any other Credit Parties hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency or Affiliate thereof to or for the credit or the account of such Credit Party. Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 13.9         Counterparts; Electronic Signatures. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by electronic mail or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement, any other Credit Document and/or any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 13.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures or electronic records, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York States Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Credit Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender or such Lender’s Related Parties for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 13.10         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.11         INTEGRATION; ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT OF THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF, MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES, AND NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT NOR ANY LENDER RELATIVE TO SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER CREDIT DOCUMENTS.

Section 13.12         GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

Section 13.13         Submission to Jurisdiction; Service of Process; Waiver of Consequential Damages.

(a)            Each party hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Texas sitting in Tarrant County, and of the United States District Court of the Northern District of Texas, and any appellate court from any thereof; provided that nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

(b)            Each party hereto irrevocably and unconditionally:

(i)            submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable law, in such federal court;

(ii)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)          agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and

(iv)            agrees that, notwithstanding clauses (b)(i), (b)(ii), and (b)(iii) above, nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)            Each party agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.26 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2. Each party hereby further agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law.

(d)            TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO AGREES THAT IT SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY PARTY HERETO OR ANY RELATED PARTY TO ANY PARTY HERETO, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR LETTER OF CREDIT OR THE USE OF PROCEEDS THEREOF.

Section 13.14         Acknowledgments. The Borrower hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)            (i) the Facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent and the Lenders on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; none of the Administrative Agent, the Lead Arranger, the Syndication Agent, any of the Joint Lead Arrangers or any Co-Documentation Agent nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, the Lead Arranger, the Syndication Agent, the Joint Lead Arrangers, any Co-Documentation Agent or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent, the Lead Arranger, the Syndication Agent, any Co-Documentation Agent, any Joint Lead Arranger or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iii) the Administrative Agent and its Affiliates, and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (iv) none of the Administrative Agent or any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c)            no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

Section 13.15         WAIVERS OF JURY TRIAL. THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.16         Confidentiality. The Administrative Agent, any Issuing Bank and each other Lender shall hold all information not marked as “public information” and furnished by or on behalf of the Borrower or any of its Subsidiaries or Affiliates in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent or any Issuing Bank pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (i) as required or requested by any Governmental Authority, self-regulatory agency (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or representative thereof or pursuant to legal process or applicable Requirements of Law, (ii) to such Lender’s or the Administrative Agent’s, any Issuing Bank’s attorneys, professional advisors, independent auditors, trustees, agents or Affiliates (and any Affiliate’s attorneys, professional advisors, independent auditors, trustees or agents), in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information, (iii) to an investor or prospective investor in a securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a securitization and who agrees to treat such information as confidential, or to another Lender (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential, (v) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a securitization, (vi) to the extent such Confidential Information becomes public other than by reason of disclosure by such Person in breach of this Agreement; (vii) in connection with the exercise of any remedy under this Agreement or under any other Credit Document or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (viii) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section 13.16, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (C) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, (ix) to the CUSIP Service Bureau or any similar organization and (x) with the consent of the Borrower; provided that unless specifically prohibited by applicable Requirements of Law, each Lender, the Administrative Agent, any Issuing Bank shall endeavor to notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Lender, the Administrative Agent or any Issuing Bank, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; provided further that in no event shall any Lender, the Administrative Agent or any Issuing Bank be obligated or required to return any materials furnished by the Borrower or any Subsidiary. In addition, each Lender and the Administrative Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedge Transactions to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.

Section 13.17         Release of Collateral and Guarantee Obligations.

(a)            The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee, (vi) upon the designation of any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of this Agreement, and (vii) as required by the Administrative Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. The Lenders hereby authorize the Administrative Agent to execute and deliver any instruments, documents and agreements necessary or desirable to evidence and confirm the release of any Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. In connection with any release hereunder, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Credit Document.

(b)            Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than Hedging Obligations, Cash Management Obligations or contingent indemnification obligations not then due and payable) have been paid in full in cash or equivalents thereof, the Commitments have terminated and the Letters of Credit have terminated (unless such Letters of Credit have been collateralized or other arrangements in respect thereof have been made on terms and conditions reasonably satisfactory to each applicable Issuing Bank following the termination of the Commitments), upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 13.18         USA PATRIOT Act. The Administrative Agent and each Lender hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107¬56 (signed into law October 26, 2001)) (the “Patriot Act”) it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Administrative Agent and such Lender to identify each Credit Party in accordance with the Patriot Act.

Section 13.19         Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 13.20         Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 13.21         Disposition of Proceeds. The Security Documents contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default, (i) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (ii) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.

Section 13.22         Collateral Matters; Hedge Transactions. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis pursuant to terms agreed upon in the Credit Documents to (i) any Hedge Bank or (ii) any Cash Management Bank. No Person shall have any voting rights under any Credit Document solely as a result of the existence of obligations owed to it under or in respect of any such Hedge Transaction or Cash Management Agreement.

Section 13.23         Agency of the Borrower for the Other Credit Parties. Each of the other Credit Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Credit Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

Section 13.24         Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable affected Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable affected Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)          The variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable affected Resolution Authority.

Section 13.25         Acknowledgement Regarding Any Supported QFCs.

To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Hedge Transaction or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 13.25, the following terms have the following meanings: “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party. “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 13.26         Amendment and Restatement.

(a)            The Borrower, the Administrative Agent, the Issuing Banks and the Lenders have agreed that this Agreement is an amendment and restatement of the Current Credit Agreement that the terms and provisions hereof supersede the terms and provisions of the Current Credit Agreement, and that this Agreement is not a new or substitute credit agreement or novation of the Current Credit Agreement. The Obligations of Borrower and the other Credit Parties evidenced under this Agreement and the other Credit Documents are given in renewal and modification, but not in extinguishment, novation or discharge, of the “Obligations” under and as defined in the Current Credit Agreement. From and after the Restatement Effective Date, (i) all references to the Current Credit Agreement (or to any amendment, supplement, modification or amendment and restatement thereof) in the Credit Documents (other than this Agreement) shall be deemed to refer to the Current Credit Agreement as amended and restated hereby and (ii) all references to any section (or subsection) of the Current Credit Agreement in any Credit Document (other than this Agreement) shall be amended to be references to the corresponding provisions of this Agreement.

(b)            The Borrower and each Existing Lender hereby agree that as of the Restatement Effective Date, each Interest Period for Loans outstanding under the Current Credit Agreement is terminated and the outstanding Loans under the Current Credit Agreement are deemed paid. In connection therewith, the Existing Lenders agree to waive payment of amounts that would be owing pursuant to Section 2.10 of the Current Credit Agreement as a result of the payment of outstanding Loans on the Restatement Effective Date to the extent such date is not the last day of an Interest Period in respect thereof.

(c)            Each Existing Lender hereby waives any requirements for notice of prepayment, minimum amounts of prepayments of the loans thereunder, ratable reductions of the commitments of Lenders under the Current Credit Agreement and ratable payments on account of the principal or interest of any loan under the Current Credit Agreement to the extent that any such prepayment, reductions or payments are required to ensure that, upon the effectiveness of this Agreement, the Loans of the Lenders shall be outstanding on a ratable basis in accordance with their respective Commitment Percentage and the Commitments of the Lenders shall be allocated as set forth on Schedule 13.26. Each Lender hereby authorizes the Administrative Agent and the Borrower to request Borrowings from Lenders to make prepayment of the Loans under the Current Credit Agreement and to reduce the commitments under the Current Credit Agreement among Lenders in order to ensure that, upon the effectiveness of this Agreement, the Loans of Lenders shall be outstanding on a ratable basis in accordance with their respective Commitment Percentage and the Commitments of the Lenders shall be allocated as set forth on Schedule 13.26.

(d)            For the avoidance of doubt the parties hereto acknowledge and agree that the Liens created by the mortgages and deeds of trust securing the Current Credit Agreement and the Security Documents (as defined in the Current Credit Agreement) shall be carried forward to secure the Obligations and evidenced by the Security Documents, and have not been released or impaired in any way.

(e)            The parties hereto further agree that this Agreement and the Notes shall serve to extend, review and continue, but not extinguish or novate, the Notes under the Current Credit Agreement and the corresponding Loans and to amend and restate, but not to extinguish or cause to be novated the Indebtedness under the Current Credit Agreement.

Section 13.27         Flood Insurance. Notwithstanding any provision in this Agreement or the Mortgage to the contrary, in no event is (a) any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation), which is located within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968, or (b) any interest held by any Credit Party in and to the surface of the lands underlying any said Building or Manufactured (Mobile) Home (such Buildings, Manufactured (Mobile) Homes, and surfaces are collectively referred to herein as, the “Excluded Structures”), included in the definition of “Mortgaged Properties” (including with respect to the component definitions of mineral interests, Hydrocarbons, and personal property included therein), and no Excluded Property (as defined in the Security Agreement) or Excluded Structures are encumbered by any Mortgage existing on the Restatement Effective Date or entered into thereafter.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

KIMBELL ROYALTY PARTNERS, LP,
a Delaware limited partnership

By:	Kimbell Royalty GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Matthew S. Daly
	Name:	Matthew S. Daly
	Title:	Chief Operating Officer and Secretary

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GUARANTORS:

KIMBELL INTERMEDIATE HOLDINGS, LLC,
a Delaware limited liability company
KIMBELL INTERMEDIATE GP, LLC,
a Delaware limited liability company
KIMBELL ROYALTY HOLDINGS, LLC,
a Delaware limited liability company
Kimbell Royalty Operating, LLC,
a Delaware limited liability company
RIVERCREST ROYALTIES, LLC,
a Delaware limited liability company
RIVERCREST ROYALTIES II, LLC,
a Delaware limited liability company
HAYMAKER GREENFIELD, LLC,
a Delaware limited liability company
HAYMAKER HOLDING COMPANY, LLC,
a Delaware limited liability company
HAYMAKER PROPERTIES GP, LLC,
a Delaware limited liability company
KIMBELL MERGER SUB, LLC,
a Delaware limited liability company
PHILLIPS ENERGY PARTNERS, LLC,
a Delaware limited liability company
PHILLIPS ENERGY PARTNERS II, LLC,
a Delaware limited liability company
PHILLIPS ENERGY PARTNERS III, LLC,
a Delaware limited liability company
CIRRUS MINERALS, LLC,
a Delaware limited liability company
MUSTANG MINERALS, LLC,
a Delaware limited liability company
SPRINGBOK ENERGY PARTNERS, LLC,
a Delaware limited liability company
SPRINGBOK ENERGY PARTNERS II, LLC,
a Delaware limited liability company
KRP LEGACY ISLES, LLC,
a Delaware limited liability company

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KRP LEGACY NBR, LLC,
a Delaware limited liability company
KIMBELL KNIGHT ROYALTIES, LLC,
a Delaware limited liability company
KIMBELL MB ENERGY, LLC
a Delaware limited liability company
CHERRY CREEK MINERALS, LLC,
a Delaware limited liability company
KIMBELL MAPLE MINERALS, LLC,
a Delaware limited liability company

By:	/s/ Matthew S. Daly
Name:	Matthew S. Daly
Title:	Chief Operating Officer and Secretary

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ROCHESTER MINERALS, L.P.,
a Texas limited partnership
HOCHSTETTER, L.P.,
a Texas limited partnership
AMERICAN ASSURANCE 2000, L.P.,
a Delaware limited partnership
COBRA PETROLEUM COMPANY, LP,
a Texas limited partnership
METCALFE MINERALS, L.P.,
a Texas limited partnership

By: Kimbell Intermediate GP, LLC,
a Delaware limited liability company, each such limited partnership’s general partner

By:	/s/ Matthew S. Daly
Name:	Matthew S. Daly
Title:	Chief Operating Officer and Secretary

HAYMAKER PROPERTIES, LP,
a Delaware limited partnership

By: Haymaker Properties GP, LLC,
a Delaware limited liability company, its general partner

By:	/s/ Matthew S. Daly
Name:	Matthew S. Daly
Title:	Chief Operating Officer and Secretary

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ADMINISTRATIVE AGENT:

Citibank, N.A.,
as Administrative Agent, an Issuing Bank, and a Lender

By:	/s/ Gabriel Juarez
Name: Gabriel Juarez
Title: Vice President

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Frost Bank,
as an Issuing Bank and a Lender

By:	/s/ Savannah Barlow
Name: Savannah Barlow
Title: Senior Vice President Energy Finance

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PNC Bank, N.A.,
as a Lender

By:	/s/ Jessica Molinar
Name: Jessica Molinar
Title: Assistant Vice President

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Truist Bank,
as a Lender

By:	/s/ Greg Krablin
Name: Greg Krablin
Title: Director

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JPMorgan Chase Bank, N.A.,
as a Lender

By:	/s/ Kyle Gruen
Name: Kyle Gruen
Title: Authorized Officer

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Bank of America, N.A.,
as a Lender

By:	/s/ Greg Smothers
Name: Greg Smothers
Title: Director

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Capital One, N.A.,
as a Lender

By:	/s/ Jason Groll
Name: Jason Groll
Title: Director

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Royal Bank of Canada,
as a Lender

By:	/s/ Sue Carol Sedillo
Name: Sue Carol Sedillo
Title: Authorized Signatory

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SouthState Bank, N.A.,
as a Lender

By:	/s/ Philip Mortimer
Name: Philip Mortimer
Title: Senior Vice President

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BOKF, N.A.,
as a Lender

By:	/s/ Lloyd G. Cox
Name: Lloyd G. Cox
Title: Senior Vice President

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Mizuho Bank, Ltd.,
as a Lender

By:	/s/ Edward Sacks
Name: Edward Sacks
Title: Managing Director

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Texas Capital Bank,
as a Lender

By:	/s/ Connor O’Reilly
Name: Connor O’Reilly
Title: Vice President

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KeyBank, N.A.,
as a Lender

By:	/s/ David Bornstein
Name: David Bornstein
Title: Senior Vice President

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First Financial Bank, N.A.,
as a Lender

By:	/s/ David J. Moor
Name: David J. Moor
Title: Executive Vice President

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East West Bank,
as a Lender

By:	/s/ Patrick Leznicki
Name: Patrick Leznicki
Title: Managing Director

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First Horizon Bank,
as a Lender

By:	/s/ Stacy Goldstein Cartier
Name: Stacy Goldstein Cartier
Title: Senior Vice President

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